Exhibit 10.1

CONTRIBUTION AGREEMENT

AMONG

APOLO TUBOS E EQUIPAMENTOS S.A.

LONE STAR BRAZIL HOLDINGS 2 LTDA.

APOLO MECÂNICA E ESTRUTURAS LTDA.

GPC PARTICIPACOES S.A.

CIRRUS PARTICIPACOES LTDA.

AND

LONE STAR TECHNOLOGIES, INC.

Dated as of October 24, 2006

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		Page

11.13	Guarantee of the Obligations of Tubos	54
11.14	Guarantee of the Obligations of LSB 2	54
11.15	Expenses	55
11.16	Further Assurances	55
11.17	Language	55

(continued)

EXHIBITS

EXHIBIT A	AMENDED AND RESTATED BY-LAWS
EXHIBIT B	LSS TRADEMARK CROSS LICENSE AGREEMENT
EXHIBIT C	PROMISSORY NOTE
EXHIBIT D	SALE, MARKETING AND SUPPLY AGREEMENT
EXHIBIT E	SHAREHOLDERS AGREEMENT
EXHIBIT F	TUBOS TRANSITION SERVICES AGREEMENT
EXHIBIT G	TUBOS TRADEMARK LICENSE AGREEMENT
EXHIBIT H	LSS TRANSITION SERVICES AGREEMENT
EXHIBIT I	MEMORANDUM AND ARTICLES OF ASSOCIATION OF STAR CAYMAN BRAZIL
EXHIBIT J	AA PURCHASE AGREEMENT

SCHEDULES

SCHEDULE 1.1	COMPANY ASSETS
SCHEDULE 2.3	AGREED PRINCIPLES
SCHEDULE 2.4(a)	AGREED PROCEDURES FOR PREPARATION OF CLOSING STATEMENT AND CLOSING BALANCE SHEET
SCHEDULE 2.5	USE OF THE LSB 2 INVESTMENT
SCHEDULE 5.2(b)	AUTHORIZATION OF AGREEMENT
SCHEDULE 5.3	CONFLICTS; CONSENTS OF THIRD PARTIES
SCHEDULE 5.5(a)	REAL PROPERTY LIENS
SCHEDULE 5.5(b)	REAL PROPERTY STRUCTURAL DEFECTS
SCHEDULE 5.5(c)	REAL PROPERTY CERTIFICATES OF OCCUPANCY AND OTHER PERMITS
SCHEDULE 5.6	ENVIRONMENTAL MATTERS
SCHEDULE 5.8	INTELLECTUAL PROPERTY
SCHEDULE 5.9(a)	OWNERSHIP OF THE COMPANY
SCHEDULE 5.9(b)	OWNERSHIP OF APOLO AMERICA
SCHEDULE 5.10	SUBSIDIARIES
SCHEDULE 5.14	MATERIAL CONTRACTS
SCHEDULE 5.15(a)	EMPLOYEES
SCHEDULE 5.15(b)	EMPLOYEE MATERIAL BENEFITS
SCHEDULE 5.16	LEGAL PROCEEDING
SCHEDULE 5.20	RELATED PERSONS
SCHEDULE 5.21	TUBULAR PRODUCTS CONTRACTS
SCHEDULE 5.22	GPC, CIRRUS OR TUBOS LEGAL PROCEEDING
SCHEDULE 6.2(b)	AUTHORIZATION OF AGREEMENT
SCHEDULE 6.3	CONFLICTS; CONSENTS OF THIRD PARTIES
SCHEDULE 6.6	EMPLOYEE MATTERS

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SCHEDULE 7.3(a)	AFFILIATE INDEBTEDNESS
SCHEDULE 7.3(b)	EXCLUDED INDEBTEDNESS
SCHEDULE 7.5(a)	TRANSFER OF ASSETS
SCHEDULE 7.5(c)	TRANSFER OF CALDERARIA ASSETS
SCHEDULE 7.9(a)	TAX RECEIVABLES
SCHEDULE 7.9(b)	FIS AND COFINS

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of the 24th day of October, 2006, by and among Apolo Tubos e Equipamentos S.A., a corporation (sociedade anônima / stock corporation), organized under the laws of the Federative Republic of Brazil, with head offices in the city of Rio de Janeiro, State of Rio de Janeiro, at Av. Chrisótomo Pimentel de Oliveira, No. 2651, Pavuna, CEP 21650-000, duly enrolled with the CNPJ under No. 33.017.088/0001-03, herein represented by its undersigned legal representatives, duly authorized as they solely declare (“Tubos”), Lone Star Brazil Holdings 2 Ltda., a limited liability company (sociedade empresária limitada) organized under the laws of the Federative Republic of Brazil, with head offices at City of São Paulo, State of São Paulo, at Rua Funchal, 263, 10º andar, sala 17-I, CEP 04551-060, duly enrolled with the CNPJ under No. 08.278.633/0001-78, herein represented by its undersigned legal representatives, duly authorized as they solely declare (“LSB 2”), Apolo Mecânica e Estruturas Ltda., a limited liability company (sociedade empresária limitada), organized under the laws of the Federative Republic of Brazil, with head offices in the city of Lorena, State of São Paulo, at Av. Dr. Léo de Affonseca Netto, 750, CEP 12600-000, duly enrolled with the CNPJ under No. 42.419.150/0001-84, herein represented by its undersigned legal representatives, duly authorized as they solely declare (the “Company”), Lone Star Technologies, Inc., a Delaware corporation, herein represented by its undersigned legal representatives, duly authorized as they solely declare (“Lone Star”), GPC Participacoes S.A., a corporation (sociedade anônima / stock corporation), organized under the laws of the Federative Republic of Brazil, with head offices in the city of Rio de Janeiro, State of Rio de Janeiro, at Rua do Passeio, No. 70, 13rd floor - part, CEP 20021-290, duly enrolled with the CNPJ under No. 02.193.750/0001-52, herein represented by its undersigned legal representatives, duly authorized as they solely declare (“GPC”), and Cirrus Participacoes Ltda., a limited liability company (sociedade empresária limitada) organized under the laws of the Federative Republic of Brazil, with head offices in the city of of Rio de Janeiro, State of Rio de Janeiro, at Rua do Passeio, No. 70, 10th floor - part, CEP 20021-290, duly enrolled with the CNPJ under No. 27.083.872/0001-17, herein represented by its undersigned legal representatives, duly authorized as they solely declare (“Cirrus”).  Each of Tubos and LSB 2 are periodically referred to herein as a “Shareholder” and collectively as the “Shareholders.”

WHEREAS, Lone Star has agreed to contribute the LSB 2 Investment (as defined below) to the Company using LSB 2, an indirect wholly-owned subsidiary of Lone Star, as a vehicle for such investment upon the terms and subject to the conditions of this Agreement;

WHEREAS, prior to the contribution by LSB 2 of the LSB 2 Investment, Tubos owns one-hundred percent (100%) of the outstanding Common Shares (as defined below) of the Company;

WHEREAS, after the contribution by LSB 2 of the LSB 2 Investment, each of LSB 2 and Tubos (including their respective directors of the Company) shall own fifty percent (50%) of the outstanding Common Shares of the Company;

WHEREAS, at a future date, LSB 2 will merge with and into the Company and LSB 1 (as defined below) will succeed to all the rights and obligations of LSB 2 under this Agreement;

WHEREAS, such merger will not result in the dilution of the Common Shares held by the Shareholders; and

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, LSB 2 desires to make certain contributions to the Company, and the Company desires to accept such contributions from LSB 2.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Defined Terms.

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“AA Purchase Agreement” means the Stock Purchase Agreement by and among the Company, Tubos, GPC, Cirrus, Antonio Joaquim Peixoto de Castro Palhares and Paulo Cesar Peixoto de Castro Palhares, in substantially the form attached hereto as Exhibit J.

“Actions” means any suit, action, claim, hearing, administrative action, demand letter, investigation by any Governmental Authority, notice of violation, or proceeding arising out of any violation or alleged violation of any Law, breach or alleged breach of any Contract or violation or alleged violation relating to any Person.

“Adjusted LSB 2 Investment” has the meaning set forth in Section 2.3 hereof.

“Affiliate” of a specified person (the “Specified Person”) means any Person (a) who, directly or indirectly, controls, is controlled by, or is under common control with the Specified Person, (b) who, directly or indirectly, owns or controls fifty percent (50%) or more of the Specified Person’s outstanding voting securities or equity interests, (c) of whom the Specified Person, directly or indirectly, owns or controls fifty percent (50%) or more of the outstanding voting securities or equity interests or (d) who has the right, directly or indirectly, to appoint or elect fifty percent (50%) or more of the Specified Person’s board of directors or equivalent managing body.

“Agreed Principles” has the meaning set forth in Section 2.3 hereof.

“Agreement” means this Contribution Agreement, as amended from time to time.

“Amended and Restated By-Laws” means the Amended and Restated By-Laws of the Company, in substantially the form attached hereto as Exhibit A.

“Ancillary Agreements” means each of the Sale, Marketing and Supply Agreement, the Shareholders Agreement, the LSS Trademark Cross License Agreement, the Tubos Trademark License Agreement, the Tubos Transition Services Agreement, the LSS Transition Services Agreement, the Amended and Restated By-Laws, the Promissory Note and the AA Purchase Agreement.

“Apolo America” means Apolo America Pipe and Tube Corp., a Texas corporation.

“Apolo America Financial Statements” means the financial statements of Apolo America, as of and for the year ended December 31, 2005, and as of and for the period ended June 30, 2006, and the financial statements of Apolo America as of September 30, 2006, all prepared in accordance with Brazilian GAAP.

“Apolo America Shares” has the meaning set forth in Section 7.6(a).

“BACEN” means the Central Bank of Brazil.

“Balance Sheet Date” means December 31, 2005.

“Basket” has the meaning set forth in Section 10.4(a) hereof.

“Brazilian GAAP” means generally accepted accounting principles as used in Brazil, from time to time, applied on a consistent basis from period to period.

“Business” means the business of manufacturing, processing and finishing Tubular Products.

“Business Day” means a day on which banks are open for general banking business in both São Paulo, Brazil and Dallas, Texas, the United States of America (excluding Saturdays, Sundays and public holidays).

“CADE” has the meaning set forth in Section 7.8(a) hereof.

“Calderaria Assets” has the meaning set forth in Section 7.5(c) hereof.

“Cap” has the meaning set forth in Section 10.4(b) hereof.

“Cayman Shares” has the meaning set forth in Section 2.1(a) hereof.

“Charter Documents” means the limited liability company agreement, limited partnership agreement, certificate or articles of incorporation, certificate of formation, certificate of limited partnership, by-laws, articles of association or other governing documents, as applicable, of the Person in question, as may be in effect from time to time.

“Cirrus” has the meaning set forth in the introductory paragraph hereof.

“Closing” has the meaning set forth in Section 3.1 hereof.

“Closing Balance Sheet” has the meaning set forth in Section 2.4(a) hereof.

“Closing Date” has the meaning set forth in Section 3.1 hereof.

“Closing Statement” has the meaning set forth in Section 2.4(a) hereof

“Closing Working Capital” has the meaning set forth in Section 2.4(a) hereof.

“Cofins” means Contribution for the Financing of Social Security (Contribuição para o Financiamento da Seguridade Social).

“Common Shares” means the common shares of the Company.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Assets” means all properties and assets of the Company as of the date hereof, including but not limited to the Facility and the assets set forth on Schedule 1.1.

“Contingent Tax Credit/Asset” has the meaning set forth in Section 7.9(b) hereof.

 “Contract” means any contract, agreement, instrument, commitment or other binding arrangement, whether written or oral.

“Coupling” means a tubular section used for the exclusive purpose of joining two threaded pin ends of pipe or equipment having the same external and internal diameters and same thread.

“Coupling Materials” means seamless pipes from which tubular sections are prepared for the manufacture of Couplings or Cross-Overs.

“Cross-Over” means a tubular section used for the exclusive purpose of joining two threaded pin ends of pipe having different dimensions or threads.

“Demand” has the meaning set forth in Section 2.2(a) hereof.

“Dispute” has the meaning set forth in Section 11.10 hereof.

“Environmental Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Action by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Laws” means any Laws as now or hereafter in effect in any way relating to the protection of human health and safety, the environment or natural resources, applicable to the Company, the Company Assets and the Business, as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permits” means any Permits required by Environmental Laws for the operation of the Business.

“Estimate Statement” has the meaning set forth in Section 2.3 hereof.

“Estimate Statement Delivery Date” has the meaning set forth in Section 2.3 hereof.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.3 hereof.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.3 hereof.

“Exchange Rate” means for any given date, the selling rate for US Dollars as quoted by BACEN via SISBACEN for PTAX-800, option 5, rates for accounting transaction, on the Business Day immediately preceding the relevant date. If, by any reason, the PTAX-800 rate is not quoted by BACEN, the Exchange Rate shall be the exchange rate determined by BACEN for US Dollars referring to the foreign investment transactions, registered or to be registered before BACEN or, if such determination is not made, the Exchange Rate shall be the average of the three average exchange selling rates of US Dollars quoted by each of the following Brazilian banks: (a) Citibank S.A., (b) Banco ABN-AMRO Real S.A. and (c) Unibanco – União de Bancos Brasileiros S.A. for the commercial transactions performed in the Business Day immediately preceding the relevant date.

“E&Y” means Ernst & Young LLP.

“Facility” means the real property, improvements, equipment and other assets located at Lorena, State of São Paulo, Brazil.

“Final Closing Balance Sheet” has the meaning set forth in Section 2.4(e) hereof.

“Final Working Capital” has the meaning set forth in Section 2.4(e) hereof.

“FINAME Loan” means the Industrial Credit Certificate No. 343.700.406 between Banco do Brasil S/A and the Company dated September 12, 2005 in the amount of R$339,705.89 originated by the Special Agency for Industrial Financing (FINAME) for the purposes of the purchase of a mechanical lathe.

“Financial Statements” means the financial statements of the Company and its subsidiaries audited by KPMG as a part of the audited consolidated financial statements of its parent company, Tubos, as of and for the year ended December 31, 2005, and as of and for the period ended June 30, 2006, and the unaudited balance sheet of the Company as of September 30, 2006, all prepared in accordance with Brazilian GAAP.

“Governmental Authority” means any authority, regulatory or administrative agency, commission, department, board, bureau, agency, instrumentality or court of Brazil, the United States of America, or any other nation or sovereign state, any federal, bilateral, or multilateral governmental authority, any state, possession, territory, county, district, city, or other governmental unit or subdivision, and any branch, agency, or judicial body of any of the foregoing.

“GPC” has the meaning set forth in the introductory paragraph hereof.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.

“ICMS” means the Tax on the Circulation of Goods and Interstate and Inter-municipal Transportation Services and Communication Services (Imposto sobre Circulação de Mercadorias e Serviços de Transporte Interestadual e Intermunicipal e de Comunicação).

“IFC” has the meaning set forth in Section 8.2(g) hereof.

“Indebtedness” of any Person means, without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such

Person is responsible or liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business) (other than the current liability portion of any indebtedness for borrowed money), (c) all obligations of such Person under leases required to be capitalized in accordance with Brazilian GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (e) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (f) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock of such Person, (g) all obligations of the type referred to in clauses (a) through (f) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Independent Accountant” has the meaning set forth in Section 2.4(c) hereof.

“Intellectual Property” means all intellectual property rights and related priority rights, arising from or in respect of the following, whether protected, created or arising under the Laws of Brazil or any other jurisdiction or under any international convention, including: (a) all patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (b) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof; (c) all Internet domain names; (d) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof; and (e) all discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents.

“Knowledge” is deemed to include knowledge, information and belief which a party would have if the party had made all reasonable enquiries and, without limitation, includes the knowledge, information and belief of its directors, officers and employees.

“KPMG” means KPMG International.

“Law” means any statute, law, treaty, ordinance, rule, regulation, instrument, directive, decree, permit, agreement, Order or injunction of or with any Governmental Authority, and includes, without limitation, rules or regulations of any regulatory or self-regulatory authority compliance with which is required by law.

“Legal Proceedings” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

“Liability” means any debt, loss, damage, adverse claim, adverse Action, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Line Pipe” means finished or unfinished line pipe.

“Lone Star” has the meaning set forth in the introductory paragraph hereof.

“Lone Star Steel” means Lone Star Steel Company, L.P., a Delaware limited partnership.

“Loss” and “Losses” have the meaning set forth in Section 10.2(a) hereof.

“LSB 1” means Lone Star Brazil Holdings 1 Ltda., a limited liability company (sociedade empresária limitada) organized under the laws of the Federative Republic of Brazil, with head offices at City of São Paulo, State of São Paulo, at Rua Funchal, 263, 10º andar, sala 16-I, CEP 04551-060, duly enrolled with the CNPJ under No. 08.278.615/0001-96 and an indirect wholly-owned subsidiary of Lone Star.

“LSB 2” has the meaning set forth in the introductory paragraph hereof and shall include LSB1 as successor upon the merger of LSB 2 with and into the Company.

“LSB 2 Indemnified Parties” has the meaning set forth in Section 10.2(a) hereof.

“LSB 2 Investment” has the meaning set forth in Section 2.1 hereof.

“LSB 2 Obligations” has the meaning set forth in Section 11.14 hereof.

“LSS Trademark Cross License Agreement” means the Trademark Cross License Agreement between Lone Star Steel and the Company pursuant to which the Company shall license certain trademarks to Lone Star Steel and Lone Star Steel shall license certain trademarks to the Company, in substantially the form attached hereto as Exhibit B.

“LSS Transition Services Agreement” means the Transition Services Agreement between Lone Star Steel and the Company pursuant to which Lone Star Steel shall provide certain transition services to the Company, in substantially the form attached hereto as Exhibit H.

“Material Adverse Effect” means a material adverse effect on (a) the near-term or long-term projected business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company, (b) the value of the Facility or (c) the ability of LSB 2, Lone Star, Tubos, GPC or Cirrus, as the case may be, to consummate the transactions contemplated by this Agreement or perform their respective obligations under this Agreement or the Ancillary Agreements to which either of them is a party.

“Material Contracts” has the meaning set forth in Section 5.14 hereof.

“Negative Adjustment” has the meaning set forth in Section 2.3 hereof.

“Net Working Capital” has the meaning set forth in Section 2.3 hereof.

“Notional Account” has the meaning set forth in Section 10.3(e) hereof.

“Notice” means a writing, containing the information required by this Agreement to be communicated to a party, delivered or sent in the manner set forth in Section 11.12 hereof.

“Oil Country Tubular Goods or OCTG” means casing, tubing, drill pipe, semi-finished and unfinished green tubes, integral connections, Coupling Materials and finished Couplings.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority.

“PAT” means Programa de Alimentação do Trabalhador, controlled by the Ministry of Labor of the Federative Republic of Brazil.

“PAT Registration” has the meaning set forth in Section 7.7 hereof.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Permitted Exceptions” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been delivered to LSB 2, (b) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and which have been disclosed in writing to LSB 2, (c) the liens arising or incurred in the ordinary course of business that have been disclosed to LSB 2 on Schedule 5.5(a) and are not material to the business, operations and financial condition of the asset so encumbered and that are not resulting from a breach, default or violation by Tubos or any of its subsidiaries of any Contract or Law, (d) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that such regulations have not been violated and will not be violated in the operation of the Business, and (e) liens resulting from any Actions in respect of which the Company is a party, and that may be required for the purposes of enabling the Company to present a defense, counterclaim or appeal, as applicable.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, joint venture, trust, estate or other entity.

“PIS” means Program of Social Integration (Programa de Integração Social).

“Positive Adjustment” has the meaning set forth in Section 2.3 hereof.

“Promissory Note” means the Promissory Note to be issued by Star Capital Funding to Star Brazil Cayman in substantially the form attached hereto as Exhibit C.

“PTAX” means the exchange rate calculated at the end of each day, which is the average rate of all the exchanges made in US Dollars on the same date in the interbank exchange market, with liquidation D2.

“Realization Date” has the meaning set forth in Section 7.9 hereof.

“Related Persons” has the meaning set forth in Section 5.20 hereof.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (a) clean up, remove, treat or in any other way address any Hazardous Material, (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care or (d) to correct a condition of noncompliance with Environmental Laws.

“R$”, “Reais”, “Real” or “Centavos” means the lawful currency of the Federative Republic of Brazil.

“Sale, Marketing and Supply Agreement” means the Sale, Marketing and Supply Agreement between the Company and Lone Star Steel, in substantially the form attached hereto as Exhibit D.

“SELIC” means the interest rate equivalent to the reference interest rate of the Sistema Especial de Liquidação e Custódia for federal bonds of the Brazilian government.

“Shareholders” has the meaning set forth in the introductory paragraph hereof.

“Shareholders Agreement” means the Shareholders Agreement of the Company between Tubos, LSB 2, GPC, Cirrus and Lone Star, in substantially the form attached hereto as Exhibit E.

“SISBACEN” means the Information System of BACEN (Sistema de Informações do Banco Central do Brasil).

“Specialty Tubing” means mechanical and pressure tubes, cold drawn and hot finished tubes, shells for redraw and other boiler tubes.

“Specified Person” has the meaning set forth in the definition of Affiliate.

“Star Capital Funding” means Star Capital Funding, Inc., a corporation organized under the laws of the State of Delaware.

“Star Brazil Cayman” means Star Brazil Cayman Ltd., a corporation organized under the laws of the Cayman Islands.

“Survival Period” has the meaning set forth in Section 10.1 hereof.

“Target Working Capital” has the meaning set forth in Section 2.3 hereof

“Tax” or “Taxes” means (a) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a), and (c) any Liability in respect of any items described in clauses (a) and/or (b) payable by reason of Contract, assumption, transferee Liability, operation of law, or otherwise.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

“Taxing Authority” means the Brazilian Federal, State and Municipal Tax Authority, the United States Internal Revenue Service, and any other Governmental Authority responsible for the administration of any Tax.

“Termination Agreement” has the meaning set forth in Section 4.1(g) hereof.

“Third Party Claim” has the meaning set forth in Section 10.3(b) hereof.

“Tubos” has the meaning set forth in the introductory paragraph hereof.

“Tubos Guarantors” has the meaning set forth in Section 11.13 hereof.

“Tubos Indemnified Parties” has the meaning set forth in Section 10.2(b) hereof.

“Tubos Obligations” has the meaning set forth in Section 11.13 hereof.

“Tubos Trademark License Agreement” means the Trademark License Agreement between Tubos and the Company pursuant to which Tubos shall license certain trademarks to the Company, in substantially the form attached hereto as Exhibit G.

“Tubos Transition Services Agreement” means the Transition Services Agreement between Tubos and the Company pursuant to which Tubos shall provide certain transition services to the Company, in substantially the form attached hereto as Exhibit F.

“Tubular Products” means Oil Country Tubular Goods, Specialty Tubing, and/or Line Pipe; for greater clarity, such term shall not include galvanized unfinished line or other pipe.

“US Dollars” or “US$” means legal currency in the United States of America.

“Working Capital Payment Date” has the meaning set forth in Section 2.4(f) hereof.

ARTICLE 2

CONTRIBUTION

2.1           LSB 2 Investment.

(a)           The aggregate consideration made by LSB 2 for 38,346,462 Common Shares (fifty percent (50%) of the outstanding Common Shares) shall be the amount in Reais (R$) equivalent to US$42,350,000, consisting of US$23,550,000 in cash and US$18,800,000 by means of the contribution of all of the outstanding shares (the “Cayman Shares”) of Star Brazil Cayman, the holder of the Promissory Note as of the date hereof (the “LSB 2 Investment”).  The LSB 2 Investment will be subject to adjustment pursuant to Sections 2.3 and 2.4.

(i)            For the purposes of Section 2.1(a) above, Tubos, in its capacity as controlling shareholder of the Company, agrees to call a Shareholders’ Meeting to be held on or before the Closing Date, at which Tubos shall approve the issuance of 38,346,462 Common Shares, and with respect to which Tubos shall waive, and shall cause all remaining shareholders to waive, their right of first refusal for the subscription of such Common Shares.

(b)           At the Closing, upon the terms and subject to the conditions contained herein, LSB 2 shall subscribe for the Adjusted LSB 2 Investment (as defined below) in exchange for 38,346,462 Common Shares (fifty percent (50%) of the outstanding Common Shares).

(c)           At the Closing, upon the terms and subject to the conditions contained herein, LSB 2 shall contribute the amount in Reais (R$) equivalent to US$23,550,000, in cash, in immediately available funds, to the Company, to pay-up for 21,099,728 Common Shares.

(d)           At the Closing, upon the terms and subject to the conditions contained herein, LSB 2 shall contribute the Cayman Shares to pay-up for the remaining 17,246,734 Common Shares.

(e)           Upon the receipt of the amount referred to in Section 2.1(c) and the Cayman Shares by the Company, the LSB 2 Investment shall be considered fully paid, and the 38,346,462 Common Shares subscribed by LSB 2 shall be considered fully paid-up.

(f)            The parties agree that the LSB 2 Investment will be registered in the Company’s balance sheet partly as capital, in the amount equivalent to the net worth value of the Common Shares subscribed as determined by E&Y and verified by KPMG, acting in its capacity as the Company’s auditor, and applying Brazilian GAAP, and partly as a capital reserve, in the amount equivalent to the difference between the total amount of the LSB 2 Investment and the net worth value of the Common Shares subscribed, provided that in any event the number of Common Shares to be subscribed by LSB 2 shall be 38,346,462 Common Shares.

2.2           Anticipated Payments of the Promissory Note.  Without prejudice to any of the foregoing provisions in this Article 2, the Company shall have the right to demand (or cause Star Brazil Cayman to demand) from Star Capital Funding the anticipated payment of the Promissory Note, upon the delivery to Star Capital Funding, with a copy to LSB 2, of a request notice, in accordance with the terms and conditions set forth herein (the “Demand”).  The Demand will only be valid and enforceable when approved by all of the members of the Board of Directors of the Company and issued by the Board of Officers.

2.3           Closing Statement.  At least three (3) Business Days before Closing (the ”Estimate Statement Delivery Date”), the Company shall cause to be prepared and delivered to LSB 2 an estimated balance sheet of the Company as of the end of business on the Closing Date and prior to the consummation of the transactions contemplated hereby (the ”Estimated Closing Balance Sheet”) and a statement (the ”Estimate Statement”) setting forth the Company’s good faith estimate of Net Working Capital (as defined below) derived from the Estimated Closing Balance Sheet (the “Estimated Closing Working Capital”) and, if applicable, the corresponding Adjusted LSB 2 Investment (as defined below) to be paid at Closing, if any.  The Company shall provide LSB 2 with copies of or reasonable access to such books, records and personnel as are reasonably necessary for purposes of verifying the amounts set forth in the Estimated Closing Balance Sheet and the Estimate Statement.  “Net Working Capital” means, at the time of determination, all assets of the Company (excluding net fixed assets) reduced by all liabilities of the Company (which shall include all Indebtedness, whether current or long-term), in each case as determined in accordance with Brazilian GAAP, and the accounting principles set forth on Schedule 2.3 (the ”Agreed Principles”).  An example, for illustrative purposes only, of the calculation of Net Working Capital as of September 30, 2006 is set forth on Schedule 2.3.  The Company shall use the latest available information as of the Estimate Statement Delivery Date to prepare the Estimated Closing Balance Sheet and to calculate the Estimated Closing Working Capital and the Adjusted LSB 2 Investment.  The preparation of the Estimate Statement shall be for the purpose of determining the difference between Estimated Closing Working Capital and Target Working Capital.  If Estimated Closing Working Capital exceeds US$8,500,000 (“Target Working Capital”), the LSB 2 Investment shall be increased by the amount of such excess by increasing the amounts in Sections 2.1(a) and 2.1(c) by the amount of such excess (such increase, a ”Positive Adjustment”) and, if Target Working Capital exceeds Estimated Closing Working Capital, the LSB 2 Investment shall be reduced by the amount of such excess by reducing the amounts in Sections 2.1(a) and 2.1(c) by the amount of such excess (such reduction, a “Negative Adjustment”).  “Adjusted LSB 2 Investment” means the LSB 2 Investment plus any Positive Adjustment or the LSB 2 Investment minus any Negative Adjustment, as applicable.

2.4              Purchase Price Adjustment.

(a)           As promptly as practicable, but no later than ninety (90) days after the Closing Date, LSB 2 shall cause E&Y to prepare and deliver to Tubos a balance sheet of the Company (the “Closing Balance Sheet”) and a closing statement (the “Closing Statement”) based on the Closing Balance Sheet setting forth LSB 2’s calculation of Net Working Capital (“Closing Working Capital”).  The Closing Statement and the Closing Balance Sheet will be prepared by E&Y based upon the agreed-upon procedures set forth on Schedule 2.4(a), and shall be prepared in accordance with Brazilian GAAP, utilizing Brazilian generally accepted auditing standards.  The Company, and to the extent applicable, Tubos, shall permit LSB 2 and E&Y to have full access to all books, records and working papers of or relating to the Company, the Facility and the Business, and all personnel (including KPMG personnel) who have knowledge of, or have participated in, preparation of financial statements or audits of the Company prior to Closing.  For greater clarity, Tubos acknowledges that prior to Closing, the accounting and finance functions of the Company were conducted by Tubos personnel on Tubos premises, and audits involving the Company have been conducted by KPMG in its preparation of consolidated financial statements for Tubos, and that, consequently, access to the relevant books, records, working papers, facilities and personnel of Tubos and certain personnel of KPMG will be necessary for the preparation of the Closing Balance Sheet and the Closing Statement.  The preparation of the Closing Statement shall be for the purpose of determining the difference between Estimated Closing Working Capital and Closing Working Capital.

(b)           If Tubos disagrees with the amounts reflected on the Closing Balance Sheet or LSB 2’s calculation of Closing Working Capital delivered pursuant to Section 2.4(a), Tubos may, within thirty (30) days after delivery of the Closing Statement, deliver a notice to LSB 2 disputing such amounts reflected on the Closing Balance Sheet and/or disagreeing with such calculation of Closing Working Capital and setting forth Tubos’ calculation of such amounts.  If no dispute notice is so delivered, Tubos will be deemed to have accepted the Closing Statement and LSB 2’s estimate of Closing Working Capital.  Any such Tubos notice of dispute or disagreement shall specify those items or amounts as to which Tubos disagrees, provide an explanation for such disagreement, and Tubos shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the Closing Statement, including the calculation of Closing Working Capital delivered pursuant to Section 2.4(a).

(c)           If a notice of disagreement shall be duly delivered pursuant to Section 2.4(b), Tubos and LSB 2 shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the proper amounts to be set forth on the Closing Balance Sheet and the amount of actual Closing Working Capital, which amount shall not be less than the amount thereof shown in LSB 2’s calculation delivered pursuant to Section 2.4(a) nor more than the amount thereof shown in Tubos’ calculation delivered pursuant to Section 2.4(b).  If the parties so resolve all disputes, the Closing Balance Sheet and the computation of Closing Working Capital, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If during such period, Tubos and LSB 2 are unable to reach an agreement, they shall promptly thereafter cause PriceWaterhouseCoopers (or if PriceWaterhouseCoopers is unable or unwilling to accept its mandate, an independent internationally recognized accounting firm to be mutually agreed upon by Tubos and LSB 2, in either such case, the “Independent Accountant”) to review this Agreement and the disputed items or amounts for the purpose of determining the proper amounts on the Closing Balance Sheet and calculating Closing Working Capital (it being understood that in making such determination and calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator).  In making such determination and calculation, the Independent Accountant shall consider only those items or amounts in the Closing Balance Sheet, the Closing Statement and LSB 2’s calculation of Closing Working Capital as to which Tubos has disagreed.  The Independent Accountant shall deliver to Tubos and LSB 2, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth such determination and calculation, which amount shall not be less than the amount thereof shown in LSB 2’s calculation delivered pursuant to Section 2.4(a) nor more than the amount thereof shown in Tubos’ calculation delivered pursuant to Section 2.4(b).  Such report shall be final and binding upon Tubos and LSB 2.  The fees, costs and expenses of the Independent Accountant’s review and report shall be borne equally by Tubos and LSB 2.

(d)           The Company, Tubos and LSB 2 shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Balance Sheet, the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review referred to in this Section 2.4, including the making available to the extent necessary of books, records, work papers and personnel.

(e)           If Estimated Closing Working Capital exceeds Final Working Capital, Tubos shall pay to the Company, in the manner and with interest (if applicable) as provided in Section 2.4(f), the amount of such excess as an adjustment to the LSB 2 Investment.  If Final Working Capital exceeds Estimated Closing Working Capital, LSB 2 shall pay to the Company, in the manner and with interest (if applicable) as provided in Section 2.4(f), the amount of such excess as an adjustment to the LSB 2 Investment.  “Final Closing Balance Sheet” and “Final Working Capital” mean, respectively, the Closing Balance Sheet and Closing Working Capital (i) as shown in LSB 2’s calculation delivered pursuant to Section 2.4(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.4(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Tubos and LSB 2 pursuant to Section 2.4(c) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 2.4(c); provided, however, that in no event shall Final Working Capital be more than Tubos’ calculation of Closing Working Capital delivered pursuant to Section 2.4(b) or less than LSB 2’s calculation of Closing Working Capital delivered pursuant to Section 2.4(a).

(f)            Any payment made pursuant to Section 2.4(e) shall be made within three (3) Business Days after Final Working Capital has been determined (the “Working Capital Payment Date”) by wire transfer by Tubos or LSB 2, as the case may be, of immediately available funds to the account of the Company as may be designated in writing by the Company prior to such transfer.  In the event that any payment made pursuant to Section 2.4(e) is not made by the Working Capital Payment Date, the amount of any payment to be made pursuant to Section 2.4(e) shall bear interest from but not including the Working Capital Payment Date to but excluding the date of payment at a rate per annum equal to the SELIC rate during the period from the date following the Working Capital Payment Date to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three-hundred and sixty-five (365) days and the actual number of days elapsed.  To the extent that the Company has accumulated losses on its balance sheet, any payment made pursuant to Section 2.4(e) will be made in the form of an interest-free loan which shall be used to reduce such accumulated losses dollar-for-dollar up to the full amount of the loan, resulting in the release and discharge of such loan in an equivalent amount.  For the purposes of greater clarity, any loan made pursuant to this Section 2.4(f) will not reduce the net operating losses of the Company.

2.5           Use of the LSB 2 Investment.  Tubos and LSB 2 hereby agree that they shall cause the Company to use the LSB 2 Investment in accordance with Schedule 2.5.

ARTICLE 3

CLOSING

3.1           Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Souza, Cescon Avedissian, Barrieu e Flesch - Advogados, Rua Funchal, 263 11º andar, 04551-060, São Paulo, SP, Brazil, at 10:00 a.m. (São Paulo, SP, Brazil time) on the third (3rd) Business Day after the conditions set forth in Article 8 hereof have been satisfied or waived by the party entitled to do so, or at such other date, time and/or place as may mutually be agreed upon by the parties hereto.  The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

ARTICLE 4

DELIVERABLES

4.1           Items to Be Delivered by Tubos.

Simultaneously with the Closing, Tubos shall deliver or cause to be delivered:

(a)           to LSB 2 and the Company, a duly executed Shareholders Agreement;

(b)           to LSB 2 and the Company, a letter from each administrator of the Company, confirming his/her resignation from the position of administrator;

(c)           to LSB 2, a certified copy of its organizational documents, confirming the powers of representation of the undersigned legal representatives, and including any approvals required for the purposes of executing this Agreement and implementing the transactions contemplated herein;

(d)           the Closing certificate referred to in Section 8.2(c);

(e)           to the Company, a duly executed Tubos Transition Services Agreement;

(f)            to the Company, a duly executed Tubos Trademark License Agreement;

(g)           to LSB 2, a duly executed termination agreement terminating the agreement between Tubos and Lone Star Steel dated April 10, 2006, related to the sale of Tubular Products in North America (the “Termination Agreement”); and

(h)           to the Company, a duly executed transfer form, transferring the Apolo America Shares to the Company.

4.2           Items to Be Delivered by LSB 2.

Simultaneously with the Closing, LSB 2 shall deliver or cause to be delivered:

(a)           to Tubos and the Company, a duly executed Shareholders Agreement;

(b)           to Tubos, a certified copy of its organizational documents, confirming the powers of representation of the undersigned legal representatives, and including any approvals required for the purposes of executing this Agreement and implementing the transactions contemplated herein;

(c)           the Closing certificate referred to in Section 8.1(c);

(d)           to the Company, a duly executed Sale, Marketing and Supply Agreement;

(e)           to the Company, a duly executed LSS Trademark Cross License Agreement;

(f)            to the Company, the amount in Reais (R$) equivalent to US$23,550,000 in immediately available funds, wire transferred to such bank account of the Company designated to LSB 2 in writing three (3) Business Days prior to the Closing Date;

(g)           to the Company, a duly executed transfer form, transferring the Cayman Shares to the Company;

(h)           to the Company, a valuation report made by E&Y, pursuant to the provisions of Article 8 of the Corporation Law, estimating the value of the Cayman Shares;

(i)            to the Company, a duly executed LSS Transition Services Agreement; and

(j)            to Tubos, a duly executed Termination Agreement.

4.3           Items to Be Delivered by the Company.

Simultaneously with the Closing, the Company shall deliver or cause to be delivered:

(a)           to Tubos and LSB 2, duly executed minutes of its special shareholders meeting approving (i) the increase of its corporate capital by the amount in Reais (R$) equivalent to US$42,350,000, represented by 38,346,462 new Common Shares and (ii) the issuance of the Common Shares to LSB 2;

(b)           to LSB 2, an appropriate receipt in connection to the pay in of the 38,346,462 new Common Shares subscribed to by LSB 2;

(c)           to LSB 2, a duly executed Sale, Marketing and Supply Agreement;

(d)           to LSB 2, a duly executed LSS Trademark Cross License Agreement;

(e)           to Tubos and LSB 2, a duly executed Tubos Trademark License Agreement;

(f)            to Tubos and LSB 2, a duly executed Amended and Restated By-Laws;

(g)           to Tubos and LSB 2, a duly executed Tubos Transition Services Agreement;

(h)           to Tubos and LSB 2, a duly executed LSS Transition Services Agreement;

(i)            to LSB 2, a certified copy of the Company’s books, confirming the subscription of fifty percent (50%) of the Common Shares by LSB 2; and

(j)            a duly executed AA Purchase Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF TUBOS, THE COMPANY, GPC AND CIRRUS

Each of Tubos, the Company, GPC and Cirrus hereby represent and warrant to LSB 2 that:

5.1           Existence and Good Standing.  Tubos is validly existing and in good standing under the laws of Brazil and is duly qualified to do business in all jurisdictions where it is so required to qualify.  The Company is validly existing and in good standing under the laws of Brazil and is duly qualified to do business in all jurisdictions where it is so required to qualify.  GPC is validly existing and in good standing under the laws of Brazil and is duly qualified to do business in all jurisdictions where it is so required to qualify.  Cirrus is validly existing and in good standing under the laws of Brazil and is duly qualified to do business in all jurisdictions where it is so required to qualify.  Apolo America is validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business in all jurisdictions where it is so required to qualify.

5.2           Authorization of Agreement.

(a)           Each of Tubos, the Company, GPC and Cirrus has all requisite power and authority to enter into this Agreement and the Ancillary Agreements and each of Tubos, the Company, GPC and Cirrus has all requisite power and authority to perform all of its respective obligations under this Agreement and the Ancillary Agreements to which it is a party.  Tubos has taken all corporate action, including securing the requisite approval of its board of officers, necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Tubos is a party.  The Company has taken all corporate action, including securing the requisite approval of its board of officers and general shareholders meeting, necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party.  GPC has taken all corporate action, including securing the requisite approval of its board of directors, necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which GPC is a party.  Cirrus has taken all corporate action, including securing the requisite approval of the general meeting of its quotaholders, necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Cirrus is a party.  The board of directors of Tubos has all requisite power and authority to cause Tubos to enter into and perform all of its respective obligations under this Agreement and the Ancillary Documents to which Tubos is a party, and has taken all action necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents by Tubos.  The board of directors of the Company has all requisite power and authority to cause the Company to enter into and perform all of its respective obligations under this Agreement and the Ancillary Documents to which the Company is a party, and has taken all action necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents by the Company.  The board of directors of GPC has all requisite power and authority to cause GPC to enter into and perform all of its respective obligations under this Agreement and the Ancillary Documents to which GPC is a party, and has taken all action necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents by GPC.  The board of directors of Cirrus has all requisite power and authority to cause Cirrus to enter into and perform all of its respective obligations under this Agreement and the Ancillary Documents to which Cirrus is a party, and have taken all action necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents by Cirrus.

(b)           The execution and delivery of this Agreement and the Ancillary Agreements to which Tubos, the Company, GPC and/or Cirrus is a party do not require Tubos, the Company, GPC or Cirrus, as the case may be, to obtain any approval or consent of, or make any notice to or filing with, any Person or Governmental Authority, other than approvals, consents, notices and filings obtained or made prior to the date hereof or as listed on Schedule 5.2(b) hereto.

(c)           Following execution and delivery by the parties hereto or thereto, this Agreement and each of the Ancillary Agreements to which Tubos, the Company, GPC and/or Cirrus is a party will constitute Tubos’, the Company’s, GPC’s and/or Cirrus’ legal, valid and binding obligations, enforceable in accordance with their terms, subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the rights of creditors generally, or (ii) limitations imposed by applicable Law upon the enforceability of any of the remedies, covenants or other provisions of this Agreement or such Ancillary Agreements and upon the availability of injunctive relief or other equitable remedies.

5.3              Conflicts; Consents of Third Parties.  Subject to obtaining any consents or approvals or making any notice or filing referred to on Schedule 5.3 hereto and except for the Permits listed on Schedule 5.3, the execution, delivery and performance of this Agreement or any of the Ancillary Agreements to which Tubos, the Company, GPC and/or Cirrus is a party does not conflict with or result in a violation of (a) the Charter Documents of Tubos, the Company, GPC or Cirrus, (b) any Law or Order applicable to Tubos, the Company, GPC or Cirrus or any of their respective assets and properties or, (c) currently or with the passage of time, any Contract or Permit to which Tubos, the Company, GPC and/ or Cirrus is a party or by which any of the properties or assets of Tubos, the Company, GPC or Cirrus are bound.  There are no Actions pending or, to the Knowledge of Tubos, the Company, GPC, Cirrus or Apolo America, threatened against Tubos, the Company, GPC, Cirrus or Apolo America relating to or affecting Tubos, the Company, GPC, Cirrus or Apolo America or any of their respective assets and properties that could reasonably be expected to result in the issuance of an Order (a) restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which Tubos, the Company, GPC and/or Cirrus is a party or (b) that would be likely to result in a Material Adverse Effect.

5.4              No Undisclosed Liability.  The Company does not have any Liabilities other than those (a) specifically reflected on and fully reserved against in the Financial Statements, (b) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date or (c) that are immaterial to the Company.  Apolo America does not have any Liabilities other than those (a) specifically reflected on and fully reserved against in the Apolo America Financial Statements, (b) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date or (c) that are immaterial to Apolo America.  No representation or warranty of Tubos, the Company, GPC, Cirrus or Apolo America contained in this Agreement and no written statement made by or on behalf of Tubos, the Company, GPC, Cirrus or Apolo America to LSB 2 or any of its Affiliates pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.  There are no facts which Tubos, the Company, GPC, Cirrus and/or Apolo America have not disclosed to LSB 2 in writing which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or Apolo America.

5.5           Real Property.

(a)           The Company has good and marketable fee title to all of the Company Assets, including but not limited to the Facility, free and clear of all Liens, except (i) those Liens set forth on Schedule 5.5(a) and (ii) Permitted Exceptions.  The Company Assets constitute all of the assets and properties necessary to operate the business of the Company.  The Company has delivered to LSB 2 true, correct and complete copies of all deeds, title reports and surveys for the Facility, together with all amendments, modifications or supplements, if any, thereto.  The Facility is not subject to any leases, rights of first refusal, options to purchase or rights of occupancy.

(b)           The Facility includes all interests in real property which are necessary for the intended operation of the Business.  The Facility and infrastructure, buildings, fixtures and improvements thereon (i) have been in operation since 1974 and have been manufacturing and processing Tubular Products since 2003 and (ii) except as set forth on Schedule 5.5(b), the Facility is in good operating condition without structural defects, and all mechanical and other systems (including, without limitation, any fire protection systems) are in good operating condition, and no condition exists requiring material repairs, alterations or corrections.  The Facility and the personal property thereon are suitable, sufficient and appropriate in all respects for their contemplated uses and the intended operation of the Business.

(c)           Schedule 5.5(c) sets forth the material certificates of occupancy and other Permits currently held by the Company, and the Company has fully complied with all conditions of the Permits applicable to them.  No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred with respect to any such Permit.

(d)           There does not exist any actual or, to the Knowledge of Tubos or the Company, threatened or contemplated condemnation or eminent domain proceedings that affect the Facility or any part thereof, and the Company has not received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(e)           Both the Company and the Facility are in compliance with all Laws applicable to the Facility.  The Company has not received any written or other notice of or been charged with the violation of any Laws with respect to the Facility.

5.6           Environmental Matters.  Except as set forth on Schedule 5.6 hereto:

(a)           the operations of the Company, to the Knowledge of Tubos or the Company, are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to own or operate the Facility and no action or proceeding is pending or, to the Knowledge of Tubos or the Company, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of Tubos or the Company, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b)           the Company is not the subject of any outstanding Order or Contract with any Governmental Authority or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c)           no claim has been made or is pending, or to the Knowledge of Tubos or the Company, threatened against the Company, alleging that the Company may be in violation of any Environmental Law or any Environmental Permit or may have any Liability under any Environmental Law;

(d)           to the Knowledge of Tubos or the Company, no facts, circumstances or conditions exist with respect to the Facility that could reasonably be expected to result in the Facility incurring Environmental Costs or Liabilities in connection with the operation of the Business;

(e)           to the Knowledge of Tubos or the Company, there are no investigations of the Company pending, or to the Knowledge of Tubos or the Company, threatened that could lead to the imposition of any Environmental Costs or Liabilities or Liens under Environmental Law;

(f)            there is not located at the Facility any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v) equipment containing polychlorinated biphenyls; and

(g)           the Company has provided to LSB 2 all environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to the Facility.

5.7           Taxes.

(a)           (i) All Tax Returns required to be filed by or on behalf of the Company or Apolo America have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects and (ii) all such Taxes have been fully and timely paid.

(b)           All deficiencies asserted or assessments made in respect of the Company or Apolo America as a result of any examinations by any Taxing Authority of the Tax Returns have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has the Company or Apolo America received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.

(c)           No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) or the period for filing any Tax Return has been executed or filed with any Taxing Authority by or on behalf of the Company or Apolo America.  Neither the Company nor Apolo America has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(d)           There are no Liens for Taxes upon the Company Assets or the assets of Apolo America, except for Permitted Exceptions.

(e)           No power of attorney with respect to any Tax matter is currently in force with respect to the Company or Apolo America.

(f)            Neither the Company nor Apolo America is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

5.8           Intellectual Property.

(a)           Schedule 5.8 sets forth an accurate and complete list of all Intellectual Property owned or used by the Company and sets forth the Person that owns such Intellectual Property.  The Company and Tubos are the sole and exclusive owners of, or have valid and continuing rights to use, sell or license, as the case may be, all Intellectual Property used, sold or licensed by the Company in its business as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others save for the restrictions under the applicable Brazilian Law and the obligations provided in the relevant Intellectual Property licensing agreements.

(b)           With respect to any Intellectual Property not identified on Schedule 5.8 which is determined after Closing to be owned by Tubos or an Affiliate thereof, but used primarily in the business of the Company, Tubos shall transfer ownership of such Intellectual Property to the Company promptly and without charge.  With respect to any Intellectual Property not identified on Schedule 5.8 which is determined after Closing to be licensed to Tubos or an Affiliate thereof, but used primarily in the business of the Company, Tubos or such Affiliate shall sublicense or arrange for an assignment of the primary license to the Company, without charge.  If any such Intellectual Property not identified on Schedule 5.8 that is used in the business of the Company, but is determined after Closing to be owned by or licensed to Tubos or an Affiliate, Tubos or such Affiliate, as applicable, shall grant to the Company a license or sublicense, as appropriate, to use such Intellectual Property.  Any such license shall be worldwide, perpetual, non-exclusive and royalty free.

5.9           Ownership.

(a)           The shareholders of the Company are as set forth on Schedule 5.9(a).  The Common Shares in the Company are validly issued, fully paid and non-assessable and are free and clear of any and all Liens, including any claims by any third party, including any Governmental Authority, voting proxy arrangement or voting right trust arrangement.  There are no agreements or understandings that give any Person other than LSB 2 the right to acquire an interest in the Company.  There are no agreements or understandings that require the Company to repurchase the equity interests of any equity holder.  There are no options, warrants or other rights to acquire Common Stock or any equity interest in the Company.

(b)           The shareholders of Apolo America are as set forth on Schedule 5.9(b).  On the Closing Date, the Company shall own all of the issued and outstanding Apolo America Shares.  The Apolo America Shares are validly issued, fully paid and non-assessable and are free and clear of any and all Liens, including any claims by any third party, including any Governmental Authority, voting proxy arrangement or voting right trust arrangement.  There are no agreements or understandings that give any Person other than the Company the right to acquire an interest in the Apolo America Shares.  There are no agreements or understandings that require Apolo America to repurchase the equity interests of any equity holder.  There are no options, warrants or other rights to acquire Apolo America Shares or any equity interest in Apolo America.

5.10           Subsidiaries.  Except as set forth on Schedule 5.10, the Company has no subsidiaries and does not own any equity interests in another Person.  Apolo America has no subsidiaries and does not own any equity interests in another Person.

5.11            Compliance with Law.  The Company has complied with applicable Law and product standards of Brazil whether in the design and manufacturing of products or otherwise.  Apolo America has complied with applicable Law.  The Company has all of the necessary manufacturing Permits for all of the products manufactured by the Company that are subject to manufacturing Permit requirements.

5.12            Financial Statements.  The Financial Statements and the Apolo Financial Statements are complete and correct and present fairly the consolidated financial position, results of operations and cash flows of the Company and Apolo America, respectively, as at the dates and for the periods indicated therein.  All books, records and accounts of the Company and Apolo America are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.  The Company and Apolo America maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit the preparation of financial statements and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

5.13            Material Adverse Effect.  Except as expressly contemplated by this Agreement, since the Balance Sheet Date (a) the Company and Apolo America have conducted its business only in the ordinary course of business consistent with past practice and (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect on the Company or Apolo America.

5.14         Material Contracts.

Schedule 5.14 sets forth, by reference to the applicable sub-article of this Section 5.14, all of the following effective contracts, whether written or oral, or understandings, to which the Company and/or Apolo America is a party or by which the Company and/or Apolo America or the Company Assets or the assets of Apolo America are bound (collectively, the “Material Contracts”):

(a)           Contracts with Tubos or any current or former officer, director, shareholder, employee or Affiliate of the Company, Apolo America or Tubos;

(b)           Contracts with any labor union or association representing any employee of the Company or Apolo America;

(c)           Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(d)           Contracts containing covenants of the Company or Apolo America not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with the Company or Apolo America in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(e)           Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or Apolo America of any operating business or material assets or the equity of any other Person;

(f)            Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company or Apolo America, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, conditional sale or title retention agreements, or outstanding Contracts of surety or indemnification, direct or indirect, by the Company or Apolo America;

(g)           purchase Contracts giving rise to Liabilities of the Company or Apolo America other than in the ordinary course of business in excess of the amount equivalent in Reais to US$200,000, according to the Exchange Rate;

(h)           Contracts providing for payments by or to the Company or Apolo America, other than in the ordinary course of business, in excess of the amount equivalent in Reais to US$200,000, according to the Exchange Rate, in any fiscal year or the amount equivalent in Reais to US$200,000, according to the Exchange Rate in the aggregate during the term thereof;

(i)            Contracts obligating the Company or Apolo America to provide or obtain products or services for a period of one (1) year or more or requiring the Company or Apolo America to purchase or sell a stated portion of its requirements or outputs;

(j)            Contracts under which the Company or Apolo America has made advances or loans to any other Person;

(k)           Contracts providing for severance, retention, change in control or other similar payments;

(l)            Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of the amount equivalent in Reais to US$200,000, according to the Exchange Rate;

(m)          material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancellable without penalty or further payment and without more than thirty (30) days notice;

(n)           Contracts (or group of related Contracts) which fall outside the ordinary course of business and involve the expenditure of more than the amount equivalent in Reais to US$200,000, according to the Exchange Rate annually, or the amount equivalent in Reais to US$200,000, according to the Exchange Rate, in the aggregate or require performance by any party more than six (6) months from the date hereof; and

(o)           Contracts that are otherwise material to the Company or Apolo America.

Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and/or Apolo America and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Schedule 5.14, continue in full force and effect without penalty or other adverse consequence.  Neither the Company nor Apolo America is in default under any Material Contract, nor, to the Knowledge of Tubos or the Company, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by the Company or Apolo America or any other party thereunder.  No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract.  The Company has delivered to LSB 2 true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

5.15         Employee Matters.

(a)           Schedule 5.15(a) sets forth the name, current title, current monthly compensation amount and current employer of all officers and employees of the Company and Apolo America or any Affiliate of the Company (including but not limited to Tubos) involved in the Business or the operation of the Facility.

(b)           Schedule 5.15(b) sets forth all material benefits that the Company will be required to provide to its employees on an ongoing basis in accordance with Contracts entered into with such employees or in accordance with applicable Brazilian Law.

(c)           The Company has complied with all applicable labor laws of Brazil, including but not limited to making all required filings with the Governmental Authorities.  The Company has properly accrued for or otherwise reflected in the Financial Statements all obligations in respect of employees or independent contractors providing services to the Company.

(d)           Each employee of the Company and each employee involved in the Business and in the operation of the Facility is regularly registered as such in the relevant books and records, jointly with its respective salary, all in accordance with applicable Law.  The Company has obtained all registrations and fillings and has taken all necessary actions required under all applicable Law with respect to the employees of the Company and the employees of any Affiliates involved with the Business and/or the operation of the Facility, including but not limited to labor and social security laws and regulations.  The Company is not a party to any labor dispute or litigation which could create a material Liability for the Company, or which could otherwise have a Material Adverse Affect on the assets of the Company, the Business or the Facility, except as otherwise disclosed on Schedule 5.16.  To the Knowledge of the Company, Tubos, GPC and Cirrus, there is no basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand, against the Company by any person or any group of persons rendering services to the Company, other than employees who are duly registered in the relevant books and records, which may give rise, in the aggregate, to any material labor or social security Liability, including but not limited to claims seeking recognition of an employment bond.

(e)           Since December 31, 2005, the Company has not changed in any material way its employment policies, including those applicable to increase of salary, deferred compensation, severance pay plans or retirement plans related to its employees, directors and/or officers, other than in order to comply with applicable regulations or collective bargaining agreements.  The Company has not entered into any arrangement, other than those required in order to comply with applicable regulations or collective bargaining agreements, with any of its employees, directors and/or officers providing for special plans relating to salary, deferred compensation, retirement and severance pay.

5.16            Legal Proceeding.  Except as set forth on Schedule 5.16, there is no Legal Proceeding pending or, to the Knowledge of Tubos or the Company, threatened against the Company or Apolo America (or to the Knowledge of Tubos or the Company, pending or threatened against any of the officers, directors or employees of the Company or Apolo America with respect to their business activities on behalf of the Company or Apolo America, respectively), or to which the Company or Apolo America is otherwise a party before any Governmental Authority; nor to the Knowledge of Tubos or the Company is there any reasonable basis for any such Legal Proceeding.  Except as set forth on Schedule 5.16, neither the Company nor Apolo America is subject to any effective Order that has not been fully performed, nor is it in breach or violation of such Order.  Except as set forth on Schedule 5.16, neither the Company nor Apolo America is engaged in any legal action to recover monies due it or for damages sustained by it.  There are no Legal Proceedings pending or, to the Knowledge of Tubos or the Company, threatened against the Company or Apolo America or to which the Company or Apolo America is otherwise a party relating to this Agreement or the transactions contemplated hereby.

5.17            Insurance.  The Company has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of applicable Law and insurance related provisions of agreements requiring insurance policies to be taken out to which the Company is a party or by which it is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the Business and Company Assets.

5.18            Inventory.  The inventories of the Company and Apolo America are in good and marketable condition and are usable and saleable in the ordinary course of business.  The inventories of the Company and Apolo America set forth in the Financial Statements and the Apolo America Financial Statement, respectively, were properly stated therein in accordance with Brazilian GAAP.  Adequate reserves have been reflected in the Financial Statements and the Apolo Financial Statements for obsolete, damaged, unqualified, excess, slow-moving or otherwise unusable inventory in accordance with Brazilian GAAP.  The inventories of the Company constitute sufficient quantities for the normal operation of business in accordance with past practice.

5.19            Accounts Receivable.  All accounts and notes receivable of the Company and Apolo America have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms.  All accounts and notes receivable of the Company and Apolo America reflected in the Financial Statements and the Apolo America Financial Statements, respectively, are good and collectible at the aggregate recorded amounts thereof, or doubtful account reserves have been fully made in accordance with Brazilian GAAP.  None of the accounts or the notes receivable of the Company or Apolo America (a) are subject to any setoffs or counterclaims or (b) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase arrangement.  All accounts payable of the Company and Apolo America reflected in the Financial Statements and the Apolo America Financial Statements, respectively, or arising after the Balance Sheet Date are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable and have been recorded in accordance with Brazilian GAAP.

5.20            Related Persons.  Except as set forth on Schedule 5.20, no director or senior management personnel or equity holder of the Company, its directors or senior management personnel, any member of his, her or their immediate family or any of their respective Affiliates (“Related Persons”) (a) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (b) is involved in any business arrangement or other relationship with the Company (whether written or oral), (c) owns any property or right, tangible or intangible, that is used by the Company, (d) has any claim or cause of action against the Company or (e) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

5.21            Tubular Products Contracts.  Except as set forth on Schedule 5.21, neither the Company nor Apolo America has entered into any Contracts, whether written or oral, for the sale of Tubular Products.

5.22            GPC, Cirrus or Tubos Legal Proceeding.  Except as set forth on Schedule 5.22, there is no Legal Proceeding pending or, to the Knowledge of GPC, Cirrus or Tubos, threatened against GPC, Cirrus and/or Tubos and/or any of their Affiliates with respect to the activities and businesses of the Company (or to the Knowledge of GPC, Cirrus or Tubos, pending or threatened against any of the officers, directors or employees of GPC, Cirrus and/or Tubos and/or any of their Affiliates with respect to the activities and businesses of the Company), or to which GPC, Cirrus and/or Tubos and/or their Affiliates are otherwise a party before any Governmental Authority, with respect to the activities and businesses of the Company; nor to the Knowledge of GPC, Cirrus and/or Tubos is there any reasonable basis for any such Legal Proceeding.  Except as set forth on Schedule 5.22, none of GPC, Cirrus or Tubos or any of their Affiliates are subject to any effective Order, related to the activities and businesses of the Company that has not been fully performed, nor is it in breach or violation of such Order.  Except as set forth on Schedule 5.22, none of GPC, Cirrus or Tubos or their Affiliates are engaged in any legal action to recover monies due it or for damages sustained by it, related to the activities or businesses of the Company.  There are no Legal Proceedings pending or, to the Knowledge of GPC, Cirrus or Tubos, threatened against the GPC, Cirrus and/or Tubos or any of their Affiliates related to the activities and businesses of the Company to which any of them is otherwise a party relating to this Agreement or the transactions contemplated hereby.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF LSB 2 AND LONE STAR

Each of LSB 2 and Lone Star hereby represents and warrants to the Company that:

6.1              Existence and Good Standing.  LSB 2 is validly existing and in good standing under the Laws of Brazil and is duly qualified to do business in all jurisdictions where it is so required to qualify.  Lone Star is validly existing and in good standing under the Laws of the State of Delaware, United States of America, and is duly qualified to do business in all jurisdictions where it is so required to qualify.  Star Brazil Cayman is validly existing and in good standing under the laws of the Cayman Islands and is duly qualified to do business in all jurisdictions where it is so required to qualify.  The memorandum and articles of association of Star Brazil Cayman are attached hereto as Exhibit I.

6.2              Authorization of Agreement.

(a)           Each of LSB 2 and Lone Star has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and has all requisite corporate power and authority to perform all of their respective obligations under this Agreement and the Ancillary Agreements to which LSB 2 or Lone Star is a party.  LSB 2 has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which LSB 2 is a party.  Lone Star has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the Ancillary Agreements to which Lone Star is a party.

(b)           The execution and delivery of this Agreement and the Ancillary Agreements to which LSB 2 and/or Lone Star is a party do not require LSB 2 or Lone Star, as the case may be, to obtain any approval or consent of, or make any notice to or filing with, any Person or Governmental Authority, other than approvals, consents, notices and filings obtained or made prior to the date hereof or as listed on Schedule 6.2(b) hereto.

(c)           Following execution and delivery by the parties hereto or thereto, this Agreement and each of the Ancillary Agreements to which LSB 2 and/or Lone Star is a party will constitute LSB 2’s and/or the Lone Star’s legal, valid and binding obligations, enforceable in accordance with their terms, subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the rights of creditors generally or (ii) limitations imposed by applicable Law or equitable principles upon the enforceability of any of the remedies, covenants or other provisions of this Agreement or such Ancillary Agreements and upon the availability of injunctive relief or other equitable remedies.

6.3              Conflicts; Consents of Third Parties.  Subject to obtaining any consents or approvals or making any notice or filing referred to on Schedule 6.3 hereto, the execution, delivery and performance of this Agreement or any of the Ancillary Agreements to which LSB 2 and/or Lone Star is a party does not conflict with or result in a violation of (a) the Charter Documents of LSB 2 and/or Lone Star, (b) any Law or Order applicable to LSB 2 and/or Lone Star or any of its assets and properties or (c) any Contract or Permit to which LSB 2 and/or Lone Star is a party or by which any of the properties or assets of LSB 2 and/or Lone Star are bound.  There are no Actions pending or, to the Knowledge of LSB 2 and/or Lone Star, threatened against LSB 2 and/or Lone Star relating to or affecting LSB 2’s or Lone Star’s assets and properties that could reasonably be expected to result in the issuance of an Order (a) restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which LSB 2 and/or Lone Star is a party or (b) that would be likely to result in a Material Adverse Effect.

6.4              Ownership of Star Brazil Cayman.  LSB 2 owns all of the issued and outstanding Cayman Shares. The Cayman Shares are validly issued, fully paid and non-assessable and are free and clear of any and all Liens, including any claims by any third party, including any Governmental Authority, voting proxy arrangement or voting right trust arrangement.  There are no agreements or understandings that give any Person other than the Company the right to acquire an interest in Star Brazil Cayman.  There are no agreements or understandings that require Star Brazil Cayman to repurchase the equity interests of any equity holder in Star Brazil Cayman.  There are no options, warrants or other rights to acquire Cayman Shares or any equity interest in Star Brazil Cayman.

6.5              No Liabilities; Assets.  Star Brazil Cayman does not have any Liabilities and its only asset is the Promissory Note.

6.6              Employee Matters.  Schedule 6.6 sets forth the name, current title, and current annual compensation amount of all directors, officers and employees of Star Brazil Cayman.

6.7              Legal Proceeding.  There is no Legal Proceeding pending or, to the Knowledge of LSB 2 or Lone Star, threatened against Star Brazil Cayman (or to the

Knowledge of LSB 2 or Lone Star, pending or threatened, against any of the officers, directors or employees of Star Brazil Cayman with respect to their business activities on behalf of Star Brazil Cayman), or to which Star Brazil Cayman is otherwise a party before any Governmental Authority; nor to the Knowledge LSB 2 or Lone Star is there any reasonable basis for any such Legal Proceeding.  Star Brazil Cayman is not subject to any effective Order that has not been fully performed, nor is it in breach or violation of such Order.  Star Brazil Cayman is not engaged in any legal action to recover monies due it or for damages sustained by it.

6.8              Compliance with Law.  Star Brazil Cayman has complied with applicable Law.

6.9              Contracts.  Except for the Promissory Note, there are no contracts, whether written or oral, to which Star Brazil Cayman is a party.

6.10            Taxes.

(a)           (i) All Tax Returns required to be filed by or on behalf of Star Brazil Cayman have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects and (ii) all such Taxes have been fully and timely paid.

(b)           All deficiencies asserted or assessments made in respect of Star Brazil Cayman as a result of any examinations by any Taxing Authority of the Tax Returns have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has Star Brazil Cayman received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.

(c)           No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) or the period for filing any Tax Return has been executed or filed with any Taxing Authority by or on behalf of Star Brazil Cayman.  Star Brazil Cayman has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(d)           There are no Liens for Taxes upon the assets of Star Brazil Cayman.

(e)           No power of attorney with respect to any Tax matter is currently in force with respect to Star Brazil Cayman.

(f)            Star Brazil Cayman is not a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

ARTICLE 7

COVENANTS

7.1              No-Shop.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, Tubos and the Company shall not, and shall cause their respective Affiliates and each of their respective officers, directors, employees, representatives and agents not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion, or engage in any discussions or negotiations, with any party (other than Lone Star) concerning any business transaction involving the sale of the Company, any equity interest in the Company, or any subsidiaries of the Company, or the sale of all or substantially all of the assets of the Company or any of its subsidiaries.  Tubos shall notify Lone Star within three (3) Business Days of receipt by Tubos, the Company or any Affiliate thereof of an unsolicited offer or indication of interest received from any party (other than Lone Star) concerning any business transaction involving the sale of the Company, any equity interest in the Company, or any subsidiaries of the Company, or the sale of all or substantially all of the assets of the Company or any of its subsidiaries.

7.2              Operations Prior to the Closing Date.

(a)           Between the execution of this Agreement and the Closing Date, unless otherwise consented to in writing by LSB 2 or expressly permitted or required under this Agreement, each of Tubos and the Company shall ensure that each of the Company and Apolo America shall not:

(i)            make any material change in its business or its operations, except such changes as may be required to comply with any applicable Law;

(ii)           enter into any Contract or commitment to make a capital expenditure in excess of the amount equivalent in Reais to US$500,000, according to the Exchange Rate;

(iii)          enter into any material transaction or enter into, modify, terminate or renew any material Contract, in each case, other than in the ordinary course of business;

(iv)          enter into any Contract for the purchase of real property;

(v)           sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Lien on, any of the Company Assets or the assets of Apolo America, other than inventory and personal property sold or otherwise disposed of in the ordinary course of business and other than Permitted Exceptions;

(vi)          cancel any Indebtedness owed to or claims held by the Company or Apolo America (including the settlement of any claims or litigation) other than in the ordinary course of business, except as provided for in Section 7.3;

(vii)         create, incur or assume, or agree to create, incur or assume, any Indebtedness, other than in the ordinary course of business (which shall expressly exclude the creation, incurrence or assumption of Indebtedness on behalf of an Affiliate);

(viii)        declare, set aside, make, or agree to make, any distribution of Company Assets or the assets of Apolo America or dividend to Tubos or any of its Affiliates, or repurchase, redeem or otherwise acquire any Common Shares or Apolo America Shares;

(ix)           effect any recapitalization, reclassification, share split or like change in the capitalization of the Company or Apolo America, except for the capitalization of the Company in the total aggregate amount of R$84,868,094.12 and related issuance of Common Shares, in connection with the transfer of the Special Oto Mills production line (R$40,688,948.74), the payment in Common Shares of outstanding Indebtedness of the Company for inter-company loans (R$11,491,839.90) and the capitalization of the monetary correction reserve (R$32,687,305.48);

(x)            institute any material increase in any benefit provided under any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan maintained for the Company’s and Apolo America’s employees, other than as required by applicable Law;

(xi)           make any material change in the compensation of the Company’s or Apolo America’s employees, other than changes made in accordance with normal compensation practices or pursuant to existing Contractual commitments and consistent with past compensation practices;

(xii)          enter into, modify or terminate any labor or collective bargaining agreement of the Company or Apolo America or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization with respect to the Company or Apolo America;

(xiii)         make or rescind any election relating to Taxes, change the Company’s or Apolo America’s method of Tax accounting or change the Tax accounting treatment of any item, settle or compromise any claim or proceedings relating to Taxes;

(xiv)        make any material change in the accounting policies applied in the preparation of the Financial Statements or the Apolo Americas Financial Statements, unless such change is required by Brazilian GAAP;

(xv)         enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or Apolo America to compete or conduct any business or line of business in any geographic area;

(xvi)        terminate, amend, restate, supplement or waive any material rights under any Material Contract;

(xvii)       make any change in the Company’s or Apolo America’s Charter Documents or issue any Common Shares or Apolo America Shares or other equity securities (or securities exchangeable, convertible or exercisable for Common Shares, Apolo America Shares or other equity securities of the Company or Apolo America); or

(xviii)      agree in writing or otherwise to take any of the prohibited actions described in this Section 7.2(a).

(b)           Between the execution of this Agreement and the Closing Date, unless otherwise consented to in writing by Tubos or expressly permitted or required under this Agreement, each of LSB 2 and Lone Star shall ensure that Star Brazil Cayman shall not:

(i)            make any material change in its business or its operations, except such changes as may be required to comply with any applicable Law;

(ii)           except for the Promissory Note, enter into any Contract in excess of US$10,000;

(iii)          except for the Promissory Note, enter into any material transaction or enter into, modify, terminate or renew any material Contract, in each case, other than in the ordinary course of business;

(iv)          enter into any Contract for the purchase of real property;

(v)           sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Lien on, any of the assets of Star Brazil Cayman;

(vi)          cancel any Indebtedness owed to or claims held by Star Brazil Cayman (including the settlement of any claims or litigation) other than in the ordinary course of business;

(vii)         create, incur or assume, or agree to create, incur or assume, any Indebtedness, other than in the ordinary course of business (which shall expressly exclude the creation, incurrence or assumption of Indebtedness on behalf of an Affiliate);

(viii)        declare, set aside, make, or agree to make, any distribution of the assets of Star Brazil Cayman or dividend to LSB 2 or any of its Affiliates, or repurchase, redeem or otherwise acquire any Cayman Shares;

(ix)           effect any recapitalization, reclassification, share split or like change in the capitalization of Star Brazil Cayman;

(x)            make or rescind any election relating to Taxes, change Star Brazil Cayman’s method of Tax accounting or change the Tax accounting treatment of any item, settle or compromise any claim or proceedings relating to Taxes;

(xi)           make any change in Star Cayman Brazil’s Charter Documents or issue any Cayman Shares or other equity securities, except in exchange for the Promissory Note (or securities exchangeable, convertible or exercisable for Cayman Shares or other equity securities); or

(xii)          agree in writing or otherwise to take any of the prohibited actions described in this Section 7.2(b).

7.3              Indebtedness.

(a)           On or before the Closing Date, the Company shall have fully paid all Indebtedness owed by the Company to GPC, Cirrus, Tubos, Syntecko Produtos Quimicos S.A., Syntax Comercio Importacao and any other Affiliates of the Company, except for the Indebtedness set forth on Schedule 7.3(a) and any accounts receivable owed by the Company to an Affiliate of the Company which arose in the ordinary course of business.  On or before the Closing Date, all Indebtedness owed to the Company by GPC, Cirrus, Tubos, Syntecko Produtos Quimicos S.A., Syntax Comercio Importacao and any other Affiliate of the Company shall have been fully paid, except for the Indebtedness set forth on Schedule 7.3(a) and any accounts payable owed by an Affiliate of the Company to the Company which arose in the ordinary course of business for goods and services.

(b)           On or before the Closing Date, the Company shall have fully paid all Indebtedness owed by the Company and all Indebtedness related to the Business or the Facility, except for (i) the Indebtedness set forth on Schedule 7.3(b) and (ii) any accounts payable owed by the Company which arose in the ordinary course of business for goods and services.

7.4              Employees.  On, before or immediately after the Closing Date, all employees of any Affiliate of the Company involved in the Business and/or in the operation of the Facility shall have been transferred to and registered with the Company and shall not be engaged in the business of Tubos or its Affiliates (other than the Company).

7.5              Transfer of Assets.

(a)           On or before the Closing Date, all assets necessary for the intended operation of the Business and the Facility that are owned by Affiliates of the Company, including but not limited to the assets set forth on Schedule 7.5(a), shall be transferred to the Company free and clear of all Liens.

(b)           On or before the Closing Date, the Company shall transfer ownership of the mechanical lathe purchased by the Company with the proceeds of the FINAME Loan to Tubos.  Tubos hereby agrees to (i) assume all Liabilities and obligations of the Company under the FINAME Loan, including but not limited to the obligation to make all payments as they become due under the FINAME Loan and (ii) fully indemnify and hold harmless the Company from any and all Liabilities based upon, attributable to or resulting from the FINAME Loan.

(c)           On or before one (1) year from the Closing Date, the Company shall sell the assets currently owned by the Company related to the Calderaria business line in exchange for R$4,697,000 in cash.  A list of such assets is set forth on Schedule 7.5(c) (the “Calderaria Assets”).  If, during such one (1) year period, the Company sells the Calderaria Assets for an amount that is less than R$4,697,000, Tubos shall pay to the Company the difference between R$4,697,000 and the sales price of the Calderaria Assets.  If, during such one (1) year period, the Company sells the Calderaria Assets for an amount that is more than R$4,697,000, the Company shall pay to Tubos the difference between the sales price of the Calderaria Assets and R$4,697,000, less any applicable Taxes.  Tubos shall indemnify and hold harmless the Company for any Losses arising out of or resulting from any sale of the Calderaria Assets.  In the event that the Company has not sold the Calderaria Assets on or before one (1) year from the Closing Date, Tubos shall be required to purchase the Calderaria Assets from the Company in exchange for R$4,697,000 in cash no later than fifteen (15) Business Days after one (1) year from the Closing Date.

7.6              Subsidiaries.

(a)           On or before the Closing Date, the Company shall purchase all of the outstanding common shares in Apolo America (the “Apolo America Shares”) pursuant to the terms of the AA Purchase Agreement.

(b)           On or before the Closing Date, the Company shall transfer all of the outstanding securities of MYTHRA S/A, a stock corporation organized under the laws of Uruguay and a wholly-owned subsidiary of the Company, to Tubos or an Affiliate of Tubos (excluding the Company).

7.7           PAT Registration.  Prior to the Closing Date, Tubos shall use its reasonable efforts to cause the Company to register with PAT, including all types of benefits granted by the Company with respect to meals (including cesta básica,  vale alimentação,  vale refeição, provision of meals to employees and any other, as applicable) for all of the employees of the Company (the “PAT Registration”).  In the event that the PAT Registration is not completed on or before the Closing Date, Tubos and LSB 2 shall use their best efforts to cause the Company to complete the PAT Registration as soon as reasonably possible after the Closing Date.  As an exception to Section 10.2(a) hereof, Tubos hereby agrees to fully indemnify and hold harmless the Company from any and all Liabilities (including but not limited to Taxes) based upon, attributable to or resulting from the provision of meals (including cesta básica,  vale alimentação,  vale refeição) for any of the employees of the Company prior to the date the PAT Registration is completed.

7.8              Antitrust Filing.

(a)           Tubos and LSB 2 expressly agree that they shall jointly submit the transactions provided for herein and in the Ancillary Agreements to the approval of the Brazilian Antitrust Authority, the Administrative Counsel of Economic Defense (“CADE”) and that they shall jointly share any filing fees in connection with such submission.  LSB 2 will take the lead relating to such submission, and Tubos and GPC expressly undertake to fully cooperate in a timely manner with LSB 2 in order to file the relevant applications, supply the necessary information and obtain CADE’s approval.

(b)           Tubos and LSB 2 further agree that the closing of the transactions provided for herein shall not be delayed by the absence of CADE’s approval.  Therefore, Tubos and LSB 2 jointly assume all the risks relating to such approval, including the non-granting of such approval or the granting of the approval with restrictions.

7.9              Realization of Tax Receivables and Other Tax Assets/Credits.

(a)              Tubos hereby agrees that, to the extent that the tax receivables and other tax assets/credits listed on Schedule 7.9(a) have not been fully realized by the Company within three (3) years from the Closing Date (the “Realization Date”), Tubos shall reimburse the Company the amount of such shortfall within thirty (30) Business Days after the Realization Date by wire transfer of immediately available funds to the account of the Company as may be designated in writing by the Company prior to such transfer.  Schedule 7.9(a) sets forth the manner in which the realization of the tax receivables and other tax assets/credits will be calculated.

(b)           Tubos and LSB 2 hereby agree that they shall use their commercially reasonable efforts to cause the Company to file a suit against the Brazilian Federal Government to recover the excess PIS and Cofins paid by the Company on account of the inclusion of the ICMS in the tax base of those taxes, an estimate of which is set forth as Schedule 7.9(b) (the “Contingent Tax Credit/Asset”).  The Contingent Tax Credit/Asset does not include the tax credits and tax assets identified on Schedule 7.9(a).

7.10            Conversion of the Company.  Prior to the Closing Date, the Company shall have completed its conversion from a limited liability company (sociedade empresaria limitada) to a corporation (sociedade anonima/stock corporation).

7.11            Special Oto Mills Production Line.  Prior to the Closing Date, Tubos shall transfer the Special Oto Mills production line to the Company at its net book value of R$40,689,000, which includes R$1,225,000 of ICMS tax paid by Tubos on the purchase of the Special Oto Mills production line, which shall be capitalized as part of its historical cost.  Tubos has submitted a request to the Brazilian Taxing Authority seeking to offset this ICMS tax paid against future ICMS tax payables of Tubos.  In the event that the Brazilian Taxing Authority authorizes the use of these ICMS tax credits for offset against future ICMS tax payables, the use of such ICMS tax credits will result in a reduction of the value of the net book value of the Special Oto Mills production line and therefore Tubos shall reimburse the Company for the value of the ICMS tax credits used.

7.12            Best Efforts.  Tubos and LSB 2 shall use their best efforts to cause the conditions in Article 8 to be satisfied.

ARTICLE 8

CONDITIONS TO CLOSING

8.1              Conditions Precedent to Obligations of Tubos.

The obligations of Tubos to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived expressly in writing by the Company in whole or in part to the extent permitted by applicable Law):

(a)           each of the representations and warranties of LSB 2 and/or Lone Star contained herein qualified as to materiality shall be true and correct, and all representations and warranties of LSB 2 and/or Lone Star contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date; it being understood that, to the extent any such representation or warranty was made as of a specified date, the same shall continue on the Closing Date to be true and correct as of the specified date;

(b)           LSB 2 and/or Lone Star shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by LSB 2 and/or Lone Star on or prior to the Closing Date;

(c)           Tubos shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to the Company) executed by an officer of each of LSB 2 and Lone Star certifying as to the fulfillment of the conditions specified in Sections 8.1(a) and 8.1(b);

(d)           LSB 2 shall have executed and/or delivered to Tubos and the Company at the Closing all of the documents required to be executed and/or delivered by it pursuant to Section 4.2; and

(e)           no Legal Proceedings shall have been instituted or threatened or claim or demand made against LSB 2, Lone Star, GPC, Cirrus, the Company or Tubos seeking to restrain or prohibit or obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

8.2              Conditions Precedent to Obligations of LSB 2.

The obligations of LSB 2 to consummate the transactions contemplated by this Agreement, including but not limited to the LSB 2 Investment, are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived expressly in writing by LSB 2 in whole or in part to the extent permitted by applicable Law):

(a)           each of the representations and warranties of Tubos, the Company, GPC and/or Cirrus contained herein qualified as to materiality shall be true and correct, and each of the representations and warranties of Tubos, the Company, GPC and/or Cirrus contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date; it being understood that, to the extent any such representation or warranty was made as of a specified date, the same shall continue on the Closing Date to be true and correct as of the specified date;

(b)           Tubos, the Company, GPC and/or Cirrus shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Tubos, the Company, GPC and/or Cirrus, as the case may be, on or prior to the Closing Date;

(c)           LSB 2 shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to LSB 2) executed by an officer of Tubos certifying as to the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b);

(d)           Tubos shall have executed and/or delivered to LSB 2 and the Company at the Closing all of the documents required to be executed and/or delivered by Tubos pursuant to Section 4.1;

(e)           the Company shall have executed and/or delivered to LSB 2 and Tubos at the Closing all of the documents required to be executed and/or delivered by the Company pursuant to Section 4.3;

(f)            no Legal Proceedings shall have been instituted or threatened or claim or demand made against LSB 2, Lone Star, GPC, Cirrus, the Company or Tubos seeking to restrain or prohibit or obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(g)           Tubos shall have obtained the consent of the International Finance Corporation (the “IFC”), pursuant to which the IFC shall have consented to the transactions contemplated by this Agreement and the Ancillary Agreements, in a form reasonably satisfactory to LSB 2, and Tubos shall have delivered a copy of such consent to LSB 2.

ARTICLE 9

TERMINATION

9.1              Termination of Agreement.

This Agreement may only be terminated prior to the Closing as follows:

(a)           by the written agreement of LSB 2 and Tubos;

(b)           by either LSB 2 or Tubos if there shall be in effect a final nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(c)           by LSB 2 if, prior to the Closing Date, Tubos, the Company, GPC or Cirrus is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not have been cured within ten (10) days after the date a Notice of default is delivered to Tubos and the Company by LSB 2; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to LSB 2 if LSB 2 is in material breach of this Agreement at the time Notice of termination is delivered;

(d)           by Tubos if, prior to the Closing Date, LSB 2 or Lone Star is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not have been cured within ten (10) days after the date a Notice of default is delivered to LSB 2 by Tubos; provided, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to Tubos if any of Tubos, the Company, GPC or Cirrus is in material breach of this Agreement at the time Notice of termination is delivered;

(e)           by LSB 2, if Tubos, the Company, GPC or Cirrus becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under any bankruptcy or insolvency Law, or winds up or liquidates, voluntarily or otherwise;

(f)            by Tubos, if either of LSB 2 or Lone Star becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under any bankruptcy or insolvency Law, or winds up or liquidates, voluntarily or otherwise;

(g)           by LSB 2, if a Material Adverse Effect shall have occurred; provided, however, that LSB 2 may not terminate if LSB 2’s or Lone Star’s willful actions have caused the Material Adverse Effect; and

(h)           by Tubos, if a Material Adverse Effect shall have occurred; provided, however, that Tubos may not terminate if any of Tubos’, the Company’s, GPC’s or Cirrus’ willful actions have caused the Material Adverse Effect.

9.2              Procedure for Termination.  The termination of this Agreement pursuant to Section 9.1(b) - 9.1(h) shall be effectuated by the delivery of a written Notice of such termination from the party terminating this Agreement to the other party.

9.3              Effect of Termination.

If this Agreement is terminated in accordance with Section 9.1 and the transactions contemplated hereby are not consummated:

(a)           Each party shall redeliver all documents and other materials of the other parties hereto, and all copies of any such materials, relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

(b)           No party hereto shall have any Liability or further obligation to the other parties to this Agreement resulting from such termination except that: (i) this Section 9.3 and Section 11.10 shall remain in full force and effect and the parties shall have the obligations stated therein, and (ii) no party waives any claim or right for damages against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth herein.

ARTICLE 10

INDEMNIFICATION

10.1            Survival of Representations, Warranties and Covenants.  The representations and warranties of the parties contained in this Agreement or any certificate delivered pursuant hereto shall survive the Closing through and including the second anniversary of the Closing Date; provided, however, that the representations and warranties (a) of Tubos, the Company, GPC and/or Cirrus set forth in Section 5.1 (existence and good standing), Section 5.2 (authorization of agreement) and Section 5.5(a) (title) shall survive the Closing until thirty (30) days following the expiration of the applicable laches or statute of limitations with respect to the particular matter that is the subject matter thereof, (b) of Tubos, the Company, GPC and/or Cirrus set forth in Section 5.7 (taxes), Section 5.6 (environmental matters) Section 5.9 (ownership) and Section 5.15 (employee matters) shall survive the Closing until ninety (90) days following the expiration of the applicable laches or statute of limitations with respect to the particular matter that is the subject matter thereof, (c) of LSB 2 and/or Lone Star set forth in Section 6.1 (existence and good standing) and Section 6.2 (authorization of agreement) shall survive the Closing until thirty (30) days following the expiration of the applicable laches or statute of limitations with respect to the particular matter that is the subject matter thereof and (d) of LSB 2 and/or Lone Star set forth in Section 6.4 (ownership), Section 6.6 (employee matters) and Section 6.10 (taxes) shall survive the Closing until ninety (90) days following the expiration of the applicable laches or statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”); provided, however, that any obligations under Sections 10.2(a)(i) and 10.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given Notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 10.3(a) before the termination of the applicable Survival Period.

10.2            Indemnification.

(a)           Subject to Sections 10.1 and 10.4, Tubos hereby agrees to indemnify and hold LSB 2 and its Affiliates (other than the Company) and their respective directors, officers, employees, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “LSB 2 Indemnified Parties”) harmless from and against, and pay to the applicable LSB 2 Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, Actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a Third Party Claim (individually, a “Loss” and, collectively, “Losses”):

(i)            based upon, attributable to or resulting from the failure of any of the representations or warranties made by Tubos, the Company, GPC or Cirrus in this Agreement to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;

(ii)           based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Tubos, the Company, GPC or Cirrus under this Agreement;

(iii)          imposed under or pursuant to any Environmental Laws (including any loss of use of the Company Assets) arising from or related to any condition, act or omission, by Tubos, the Company or any predecessor thereof or related to the operations of the Company or any predecessor thereof on or relating to the Facility, whether known or unknown, accrued or contingent, to the extent existing on or prior to the Closing Date, including any Environmental Costs and Liabilities imposed associated with a Release of Hazardous Materials;

(iv)          based upon, attributable to or resulting from any acts, facts, omissions, activities, events or transactions of Tubos, Apolo America, the Company or an Affiliate of Tubos which occurred on or before the Closing Date;

(v)           based upon, attributable to or resulting from any Liabilities arising out of, relating to or otherwise in respect of Tubos, Apolo America, the Company or an Affiliate of Tubos before the Closing Date; and/or

(vi)          based upon, attributable to or resulting from any Taxes for taxable periods (or portions thereof) ending on or before the Closing Date.

(b)           Subject to Section 10.1 and 10.4, LSB 2 hereby agrees to indemnify and hold Tubos, the Company and their Affiliates and their respective directors, officers, employees, stockholders, partners, members, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Tubos Indemnified Parties”) harmless from and against, and pay to the applicable Tubos Indemnified Parties the amount of, any and all Losses:

(i)            based upon, attributable to or resulting from the failure of any of the representations or warranties made by LSB 2 and/or Lone Star in this Agreement to be true and correct in all respects at the date hereof and as of the Closing Date; and

(ii)           based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of LSB 2 and/or Lone Star under this Agreement.

(c)           The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

10.3            Indemnification Procedures.

(a)           A claim for indemnification for any matter not involving a Third Party Claim may be asserted by Notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article 10.

(b)           In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 10.2 hereof (regardless of the limitations set forth in Section 10.4) (“Third Party Claim”), the indemnified party shall promptly cause written Notice of the assertion of any Third Party Claim which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt Notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.  Subject to the provisions of this Section 10.3(b), the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within five (5) days of the indemnified party’s written Notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim.  Each party hereto agrees to provide reasonable access to each other party to such documents, personnel and information as may reasonably by requested in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Section 10.3(b) to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all Liability in respect of the Third Party Claim.  If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c)           After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party Notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party by wire transfer of immediately available funds within five (5) Business Days after the date of such Notice.  The non-payment of all of such remaining sums so due and owing to the indemnified party within the five (5) Business Days after the date of such Notice shall subject the indemnifying Party to the payment of a penalty equivalent to ten percent (10%) annually, plus interest at the SELIC rate of the amount of such sums due and owing through the date of payment of such amount, plus the costs of collection.

(d)           At the sole discretion of LSB 2 or Tubos, as the case may be, if it is the indemnified party, it may elect to recover all or any portion of such sums that are due and owing from dividends distributed to either Tubos or LSB 2, as the case may be, under Section 4.1 of the Shareholders Agreement or cash distributions upon dissolution under Section 9.3 of the Shareholders Agreement; provided, however, that such sums due shall be adjusted according to the variation of SELIC, from the date on which the sum was due until the date on which it is effectively paid, accrued proportionally on a daily basis.

(e)           The Shareholders shall keep a notional account of Losses (the “Notional Account”) related to this Agreement, both in Reais and US Dollars, (the amount in US Dollars to be calculated in accordance with the applicable Exchange Rate on the date on which payment of any such amount is made), which will allow the Shareholders to keep track of the payments due or made by Tubos to LSB 2 in order to ascertain whether or not the Basket threshold set forth below is met. There shall be entered in the Notional Account, within five (5) Business Days as of the date on which the Loss is effectively incurred by LSB 2, the amounts of any Loss to determine if and when the sum of the amounts corresponding to Losses incurred by LSB 2 have exceeded the Basket as provided below.  Any amounts in Reais included in the Notional Account shall be adjusted, from time to time, at any given time that the Shareholders decide to confirm whether the Basket was met, according to the variation of the IGP-M/FGV, from the date on which the sum was included in the Notional Account, accrued on a pro-rata basis.

10.4            Limitations on Indemnification for Breaches of Representations and Warranties.

(a)           Tubos shall not have any Liability under Section 10.2(a)(i) with respect to Losses related to the breach of the representations and warranties set forth in Section 5.5(b) (good operating condition and sufficiency) unless and until the aggregate amount of Losses incurred by LSB 2 and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of such representations or warranties to be true and correct exceeds US$1,000,000 (the “Basket”) and, in such event, Tubos and/or the Company shall be required to pay only the amount that exceeds the Basket.

(b)           Neither Tubos, on the one hand, nor LSB 2, on the other hand, shall be required to indemnify any Person under Sections 10.2(a)(i) or 10.2 (b)(i) for an aggregate amount of Losses exceeding US$40,000,000 (the “Cap”) in connection with Losses related to the failure to be true and correct of any of the representations or warranties of Tubos, the Company or LSB 2, respectively; provided, that there shall be no Cap with respect to Losses related to the failure to be true and correct of any of the representations or warranties contained in Section 5.1 (existence and good standing), Section 5.2 (authorization of agreement), Section 5.5(a) (title), Section 5.7 (taxes), Section 5.9 (ownership), Section 6.1 (existence and good standing) and Section 6.2 (authorization of agreement) and Section 6.4 (ownership of Star Brazil Cayman) of this Agreement.

(c)           For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements, and calculating Losses hereunder any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

ARTICLE 11

MISCELLANEOUS

11.1            Waiver of Default.  No consent or waiver, express or implied, by any party hereto with respect to any breach or default by another party hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement.  Failure on the part of a party to complain of any act or failure to act of another party or to declare such party in default shall not be deemed or constitute a waiver by a party of any rights hereunder.

11.2            Amendment.  This Agreement shall not be altered, modified or changed except by an amendment approved in writing by Tubos, the Company, LSB 2, Lone Star, GPC and Cirrus.

11.3            No Third Party Rights.  None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company.  The parties hereto expressly retain any and all rights to amend this Agreement as herein provided.

11.4            Severability.  In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

11.5            Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the parties hereto without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.  The parties hereby agree that upon the merger of LSB 2 with and into the Company, LSB 1 shall succeed to all of the rights and obligations of LSB 2 under this Agreement.

11.6            Headings.  The headings of the articles and sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

11.7            Word Meanings.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The singular shall include the plural, and vice versa, unless the context otherwise requires.

11.8            Counterparts.  This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

11.9            Entire Agreement.  This Agreement, together with all schedules and exhibits hereto, contains the entire agreement between the parties and supersedes all prior writings or agreements with respect to the subject matter hereof.

11.10          Arbitration.  The parties shall make every effort to settle amicably any and all disputes, controversies and conflicts arising out of or relating to or in connection with this Agreement, the performance or non-performance of the obligations set forth herein (including any questions regarding its existence, validity or termination) (a “Dispute”).  Except as provided in this Section 11.10, Disputes or claims, if any, which cannot be settled amicably between the parties, within thirty (30) days after written Notice of such Dispute has been given by one or more party(ies) to the other party(ies), shall be referred to and finally resolved by arbitration in Sao Paulo, Brazil under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) for the time being in force.  The ICC Rules shall be deemed to be incorporated by reference into this Section 11.10.  Each of Tubos and LSB 2 shall appoint one (1) arbitrator and the arbitrators appointed by Tubos and LSB 2 shall appoint the third arbitrator.  The costs of the arbitration, including administrative and arbitrator’s fees, shall be shared equally by the parties.  Each party shall bear the costs of its own attorney’s fees and expert witness fees.  The arbitration proceedings shall be in English and Portuguese and all pleadings and written evidence shall be in English and Portuguese.  The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by applicable Law.  The decision of the tribunal shall be final, binding and enforceable upon the parties and judgment upon any award rendered by the tribunal may be entered in any court having jurisdiction thereof.  In the event that the failure of a party or parties to this Agreement to comply with the decision of the tribunal requires the other party or parties to apply to any court for enforcement of such award, the non-complying party or parties shall be liable to the other for all cost of such litigation including attorneys’ fees.  The parties may apply to any court of competent jurisdiction in accordance with this Section 11.10 for temporary or permanent injunctive or preliminary relief, without breach of this Section 11.10 or abridgement of the powers of the tribunal.  For the purposes of obtaining temporary or permanent injunctive or preliminary relief and without abridgement of the powers of the tribunal, the parties elect the courts of the City of Sao Paulo, State of Sao Paulo, with the express waiver of any other courts, no matter how privileged they may be.  Except for applications regarding preliminary or injunctive relief, no party shall be entitled to commence or maintain any action in any court of law upon any matter in dispute until such matter shall have been submitted to, and finally determined under, the dispute resolution and arbitration procedures in this Section 11.10.  Process may be served on any party in the manner set forth in this Agreement or by such other method authorized by applicable Law or court rule.

11.11          Governing Law.  This Agreement shall be construed according to and governed by the laws of Brazil.

11.12          Notices.  Any notice or other communication provided for in this Agreement shall be in writing in the Portuguese and English languages and shall be deemed to have been duly given if (a) delivered personally, (b)  sent by commercial courier services or overnight mail or delivery or (c) sent by facsimile with confirmation by personal delivery or overnight mail, as follows:

If to Tubos, to:

Apolo Tubos e Equipamentos Ltda.

Av. Chrisóstomo Pimentel de Oliveira nº. 2.651, Pavuna

CEP 21650-000 Rio de Janeiro, RJ

Brasil

telefax: 21 – 3452-9139

at. Diretoria

with a copy to:

Luciano de Souza Leão Jr.

Bulhões Pedreira, Bulhões Carvalho, Piva, Rosman e Souza Leão Advogados

Rua da Assembléia 10, 38º andar

CEP 20011-901 Rio de Janeiro, RJ

Brasil

telefax: 21 – 2531 2665

If to LSB 2, to:

Lone Star Technologies, Inc.

15660 N. Dallas Pkwy., Suite 500

Dallas, TX 75248

United States of America

Telefax:  972-770-6474

Attn:  General Counsel

with a copy to:

Mary R. Korby

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas  75201

Telefax:  214-746-7777

with a copy to:

Marcos Flesch/Fabíola C.L. Cammarota de Abreu

Souza, Cescon Avedissian, Barrieu e Flesch - Advogados

Rua Funchal, 263 11º andar

04551-060   São Paulo, SP

Telefax:  (55 11) 3089 6565

If to the Company, to:

Apolo Mecânica e Estruturas Ltda.

Av. Dr. Leo de Affonseca Neto, 750 Mondesire

CEP 12600-970 Lorena, São Paulo

Brasil

at. Diretoria

telefax: 21 – 3153 2290

with a copy to:

Apolo Tubos e Equipamentos Ltda.

Av. Chrisóstomo Pimentel de Oliveira nº. 2.651, Pavuna

CEP 21650-000 Rio de Janeiro, RJ

Brasil

telefax: 21 – 3452-9139

at. Diretoria

with a copy to:

Lone Star Technologies, Inc.

15660 N. Dallas Pkwy., Suite 500

Dallas, TX 75248

United States of America

Telefax:  972-770-6474

Attn:  General Counsel

with a copy to:

Luciano de Souza Leão Jr.

Bulhões Pedreira, Bulhões Carvalho, Piva, Rosman e Souza Leão Advogados

Rua da Assembléia 10, 38º andar

CEP 20011-901 Rio de Janeiro, RJ

Brasil

telefax: 21 – 2531 2665

If to Lone Star, to:

Lone Star Technologies, Inc.

15660 N. Dallas Pkwy., Suite 500

Dallas, TX 75248

United States of America

Telefax:  972-770-6474

Attn:  General Counsel

with a copy to:

Mary R. Korby

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas  75201

Telefax:  214-746-7777

with a copy to:

Marcos Flesch/Fabíola C.L. Cammarota de Abreu

Souza, Cescon Avedissian, Barrieu e Flesch - Advogados

Rua Funchal, 263 11º andar

04551-060   São Paulo, SP

Telefax:  (55 11) 3089 6565

If to GPC, to:

GPC Participações S.A.

Rua do Passeio nº 70, 13º andar

CEP 20021-290 Rio de Janeiro, RJ

Brasil

telefax: 21 – 3814-0741

at. Diretoria

with a copy to:

Luciano de Souza Leão Jr.

Bulhões Pedreira, Bulhões Carvalho, Piva, Rosman e Souza Leão Advogados

Rua da Assembléia 10, 38º andar

CEP 20011-901 Rio de Janeiro, RJ

Brasil

telefax: 21 – 2531 2665

If to Cirrus, to:

Cirrus Participações Ltda..

Rua do Passeio nº 70, 10º andar

CEP 20021-290 Rio de Janeiro, RJ

Brasil

telefax: 21 – 3814-0709

at. Diretoria

with a copy to:

Luciano de Souza Leão Jr.

Bulhões Pedreira, Bulhões Carvalho, Piva, Rosman e Souza Leão Advogados

Rua da Assembléia 10, 38º andar

CEP 20011-901 Rio de Janeiro, RJ

Brasil

telefax: 21 – 2531 2665

or to such other person, address or telefax number as any party may specify by notice in writing to the other.  All such notices, shall be deemed to have been received (a) if by personal delivery on the day after such delivery, (b)  if by courier services or overnight mail or delivery, on the day delivered, and (c) if by facsimile, on the next day following the day on which such facsimile was sent, provided that it is followed immediately by confirmation by personal delivery or overnight mail that is received pursuant to subclause (a) or (b), provided that if the date of receipt is not a Business Day at the place of the principal office of the Shareholder receiving the notice, or if the receipt is after 5:00 p.m. on a Business Day, the notice or other communication shall be deemed given, received, and effective on the next Business Day at the place of the principal office of the addressee.

11.13          Guarantee of the Obligations of Tubos.  Subject to the terms, limitations and conditions set forth herein, GPC and Cirrus (the “Tubos Guarantors”), jointly and severally, hereby unconditionally, irrevocably and absolutely guarantee to LSB 2 (and its successors and assigns) the due and punctual performance and discharge of all of Tubos’ obligations under this Agreement and the transactions contemplated hereby, existing on the date hereof or hereafter of any kind or nature whatsoever, including, without limitation, any amount that Tubos or any of its Affiliates is or may become obligated to pay pursuant to this Agreement and the transactions contemplated hereby (collectively, the “Tubos Obligations”).  The guarantee under this Section 11.13 is a guarantee of timely payment and performance of the Tubos Obligations by the Tubos Guarantors as primary obligor and not merely of collection.  The Tubos Guarantors unconditionally waive: (a) any right to receive demands, protests, or other notices of any kind or character whatsoever, as the same may pertain to Tubos, including the “benefício de ordem”, in accordance with Art. 828 of the Brazilian Civil Code, (b) any right to require LSB 2 to proceed first against Tubos or to pursue any other remedy and (c) all suretyship and other defenses of every kind and nature.

11.14          Guarantee of the Obligations of LSB 2.  Subject to the terms, limitations and conditions set forth herein, Lone Star hereby unconditionally, irrevocably and absolutely guarantees to Tubos (and its successors and assigns) the due and punctual performance and discharge of all of LSB 2’s obligations under this Agreement and the transactions contemplated hereby, existing on the date hereof or hereafter of any kind or nature whatsoever, including, without limitation, any amount that LSB 2 or any of its

Affiliates is or may become obligated to pay pursuant to this Agreement and the transactions contemplated hereby (collectively, the “LSB 2 Obligations”).  The guarantee under this Section 11.14 is a guarantee of timely payment and performance of the LSB 2 Obligations by Lone Star as primary obligor and not merely of collection.  Lone Star unconditionally waives: (a) any right to receive demands, protests, or other notices of any kind or character whatsoever, as the same may pertain to LSB 2, including the “benefício de ordem”, in accordance with Art. 828 of the Brazilian Civil Code, (b) any right to require Tubos to proceed first against LSB 2 or to pursue any other remedy and (c) all suretyship and other defenses of every kind and nature.

11.15          Expenses.  Except as otherwise expressly provided in this Agreement, each party will bear and be responsible for costs and expenses incurred by it in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

11.16          Further Assurances.  LSB 2, Tubos and the Company each agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

11.17          Language.  This Agreement is written and executed in Portuguese and English and the two (2) versions shall have equal validity. In the event of any inconsistency between both versions, the English version shall prevail.

[The Remainder of This Page Is Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

APOLO TUBOS E EQUIPAMENTOS S.A.

By:	/s/ Antonio Joaquim Peixoto de Castro Palhares
Name: Antonio Joaquim Peixoto de Castro Palhares
Title: Presidente

By:	/s/ Carlos Eduardo de Sá Baptista
Name: Carlos Eduardo de Sá Baptista
Title: Diretor Superintendente

LONE STAR BRAZIL HOLDINGS 2 LTDA.

By:	/s/ Marcos Flesch
Name: Marcos Flesch
Title: Manager

APOLO MECANICA E ESTRUTURAS LTDA.

By:	/s/ Paulo Cesar Peixoto de Castro Palhares
Name: Paulo Cesar Peixoto de Castro Palhares
Title: Presidente

By:	/s/ Alcides Morales Filho
Name: Alcides Morales Filho
Title: Vice-Presidente

SIGNATURE PAGE TO
CONTRIBUTION AGREEMENT

GPC PARTICIPACOES S.A.

		By:	/s/ Paulo Cesar Peixoto de Castro Palhares
Name: Paulo Cesar Peixoto de Castro Palhares
Title: Presidente

		By:	/s/ Alcides Morales Filho
Name: Alcides Morales Filho
Title: Vice-Presidente Corporativo

CIRRUS PARTICIPACOES LTDA

		By:	/s/ Antonio Joaquim Peixoto de Castro Palhares
Name: Antonio Joaquim Peixoto de Castro Palhares
Title: Presidente

		By:	/s/ Paulo Cesar Peixoto de Castro Palhares
Name: Paulo Cesar Peixoto de Castro Palhares
Title: Vice-Presidente

LONE STAR TECHNOLOGIES, INC.

		By:	/s/ Rhys Best
Name: Rhys Best
Title: Chief Executive Officer

Witnesses:

1.	/s/ Mario Cristiano Benford Leal
Name: Mario Cristiano Benford Leal
ID#: 04637448-4 IFP-RJ

2.	/s/ Emanuel Alberto Nunes de Almeida
Name: Emanuel Alberto Nunes de Almeida
ID#: 14075 CRC-BA

SIGNATURE PAGE TO
CONTRIBUTION AGREEMENT

EXHIBIT A

AMENDED AND RESTATED BY-LAWS

EXHIBIT B

LSS TRADEMARK CROSS LICENSE AGREEMENT

EXHIBIT C

PROMISSORY NOTE

EXHIBIT D

SALE, MARKETING AND SUPPLY AGREEMENT

EXHIBIT E

SHAREHOLDERS AGREEMENT

EXHIBIT F

TUBOS TRANSITION SERVICES AGREEMENT

EXHIBIT G

TUBOS TRADEMARK LICENSE AGREEMENT

EXHIBIT H

LSS TRANSITION SERVICES AGREEMENT

EXHIBIT I

MEMORANDUM AND ARTICLES OF ASSOCIATION OF STAR CAYMAN BRAZIL

EXHIBIT J
AA PURCHASE AGREEMENT